EXHIBIT 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

LEGOS HOLDINGS, LLC,

LEGOS INTERMEDIATE HOLDINGS, LLC,

CoVANT TECHNOLOGIES II LLC - SERIES LGS,

MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.,

MDCP LEGOS BLOCKER, INC.,

CACI, Inc. - Federal

and

THE SELLER REPRESENTATIVE NAMED HEREIN

dated as of

January 25, 2019

i

ii

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2019, by and among (i) Legos Holdings, LLC, a Delaware limited liability company (“Legos Holdings”), (ii) Legos Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), (iii) CoVant Technologies II LLC - Series LGS, a Delaware limited liability company (“CoVant Series LGS” and, together with Legos Holdings, the “Company Sellers”), (iv) Madison Dearborn Capital Partners VI-C, L.P., a Delaware limited partnership (the “Blocker Seller” and, together with the Company Sellers, the “Sellers”), (v) MDCP Legos Blocker, Inc., a Delaware corporation (“Blocker”), (vi) CACI, Inc. - Federal, a Delaware corporation (“Buyer”), and (vii) Legos Holdings, in its capacity as the initial Seller Representative as set forth in this Agreement. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 9.

WHEREAS, prior to the Closing, the Company Sellers and Blocker will engage in a series of transactions (the “Restructuring”) such that as of the Closing, the Company Sellers and Blocker will collectively own all of the issued and outstanding equity interests of the Company (the “Company Units”) and the Blocker Seller will own all of the issued and outstanding shares of capital stock of Blocker (the “Blocker Shares”);

WHEREAS, Buyer desires to purchase from the Company Sellers, and the Company Sellers desire to sell to Buyer, all of the Company Units held by the Company Sellers as of the Closing (the “Purchased Units”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein; and

WHEREAS, Buyer desires to purchase from the Blocker Seller, and the Blocker Seller desires to sell to Buyer, in lieu of directly acquiring the Company Units held by Blocker as of the Closing, all of the Blocker Shares (the “Purchased Shares” and, together with the Purchased Units, the “Purchased Securities”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

Article 1
PURCHASE AND SALE

1.01Purchase and Sale of the Purchased Securities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Buyer shall purchase and acquire from the Company Sellers, and the Company Sellers shall sell, transfer, convey and deliver to Buyer, the Purchased Units, and (b) Buyer shall purchase and acquire from the Blocker Seller, and the Blocker Seller shall sell, transfer, convey and deliver to Buyer, the Purchased Shares, in each case, free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities Laws or (ii) created or incurred by, or at the direction of, Buyer).

1.02Purchase Price.  The aggregate purchase price for the Purchased Securities (the “Purchase Price”) shall be an amount equal to: (i) the Base Purchase Price, plus (ii) the Closing Cash-On-Hand, minus (iii) Closing Indebtedness, plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (v) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (vi) the Seller Representative Expense Amount.

1.03Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654 at 10:00 a.m. local time, on the later to occur of (i) the second (2nd) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 2 (other than those conditions that by their nature or terms are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) and (ii) March 1, 2019, or (b) at such other place, time or date as Buyer and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”   The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

1.04Closing Payments. At the Closing:

(a)Buyer shall deliver or cause to be delivered, (i) to the Blocker Seller an aggregate amount in cash equal to the Estimated Purchased Shares Purchase Price (less the Blocker Seller’s Pro Rata Portion of the Escrow Deposit Amount), (ii) to CoVant Series LGS an aggregate amount in cash equal to the Estimated CoVant Series LGS Purchased Units Purchase Price (less CoVant Series LGS’s Pro Rata Portion of the Escrow Deposit Amount) and (iii) to Legos Holdings an aggregate amount in cash equal to the Estimated Legos Holdings Purchased Units Purchase Price (less Legos Holdings’ Pro Rata Portion of the Escrow Deposit Amount).  All funds shall be delivered, contributed, or transferred by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date.

(b)Buyer shall deliver or cause to be delivered, by wire transfer of immediately available funds, an aggregate amount equal to the Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), by and among Buyer, the Seller Representative and the Escrow Agent. The fees and expenses of the Escrow Agent shall be paid 50% by Buyer and 50% by the Company (as a Company Expense).

(c)Buyer shall deliver or cause to be delivered, to the intended beneficiaries thereof (as identified in the Payoff Letter or as otherwise identified in writing by the Seller Representative to Buyer at least two (2) Business Days prior to Closing), by wire transfer of immediately available funds to the account designated in writing by the Seller Representative at least two (2) Business Days prior to Closing, (i) amounts due and owing pursuant to the Credit Facility (as set forth in the Payoff Letter), (ii) the Company Expenses set forth in the Company Expense Payoff Instructions with respect thereto delivered to Buyer at least two (2) Business Days prior to Closing (except that any such Company Expenses due to employees of the Company Entities shall be paid by the Buyer to the applicable Company Entities for distribution to such employees through the payroll systems of the Company Entities), (iii) any other liabilities included in the computation of Estimated Closing Indebtedness which by their terms or pursuant to this Agreement are required to be paid at the Closing and (iv) the Seller Representative Expense Amount.

1.05Purchase Price Adjustment.

(a)At least three (3) Business Days, but no more than five (5) Business Days, prior to the Closing, the Company shall prepare and deliver to Buyer (i) an estimated consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), and (ii) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of the Closing Cash-on-Hand (the “Estimated Closing Cash-on-Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the calculation of the Purchase Price resulting therefrom (the “Estimated Purchase Price”), in each case, based on the Estimated Closing Balance Sheet and including the Estimated Purchased Shares Purchase Price, the Estimated CoVant Series LGS Purchased Units Purchase Price, the Estimated Legos Holdings Purchased Units Purchase and each Seller’s Pro Rata Portion. The Estimated Closing Balance Sheet, the Estimated Closing Cash-on-Hand, the Estimated Closing Indebtedness and the Estimated Closing Net Working Capital shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. From and after delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement until the Closing, the Company shall (x) provide Buyer and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to senior management personnel of the Company Entities, in each case, to the extent reasonably requested by Buyer or any of its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement, and (y) cooperate with Buyer and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.  Provided that Buyer pays the Purchase Price in accordance with the amounts set forth in the Estimated Closing Statement, Buyer’s obligation to pay the Purchase Price shall be deemed satisfied, Buyer shall not be responsible or have any liability to any Person for the division of such proceeds and Buyer shall own the Purchased Securities, free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities Laws or (ii) created or incurred by, or at the direction of, Buyer).  Any disputes among the Sellers with respect to the allocation of the Purchase Price among such Sellers shall not interfere in any way with, or give rise to any claim or right upon, Buyer’s ownership of the Purchased Securities.

(b)Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative (i) an unaudited consolidated balance sheet of the Company Entities as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the calculation of the Purchase Price resulting therefrom, in each case, based on the Closing Balance Sheet. The Closing Balance Sheet, the Closing Cash-on-Hand, the Closing Indebtedness and the Closing Net Working Capital shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. During the thirty (30) days immediately following the Seller Representative’s receipt of the Closing Balance Sheet and the Closing Statement, Buyer shall, and shall cause the Company Entities to, (x) provide the Seller Representative and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to senior management personnel of the Company Entities, in each case, to the extent reasonably requested by the Seller Representative or any of its Representatives in connection with their review of the Closing Balance Sheet and the Closing Statement, and (y) cooperate with the Seller Representative and its Representatives in connection with their review of the Closing Balance Sheet and the Closing Statement.

(c)The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon shall become final and binding upon the parties hereto thirty (30) days following the Seller Representative’s receipt thereof unless the Seller Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date, which notice shall describe in reasonable detail the nature of such disagreement; provided, that (i) the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon shall become final and binding upon the parties hereto upon the Seller Representative’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon, (ii) except to the extent addressed by a duly delivered Notice of Disagreement prior to the expiration of such thirty (30)-day period, each component of the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon, shall become final and binding upon the parties hereto upon the Seller Representative’s delivery of a Notice of Disagreement, and (iii) a Notice of Disagreement may only include disagreements based on (A) the failure of the Closing Cash-on-Hand, the Closing Indebtedness and the Closing Net Working Capital, in each case, as reflected on the Closing Statement, to be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement and/or (B) mathematical errors in the computation of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital or the Purchase Price.

(d)If a timely Notice of Disagreement is delivered by the Seller Representative to Buyer in accordance with Section 1.05(c), then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 1.05(d)), and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon shall become final and binding upon the parties hereto on the earlier of (x) the date all matters specified in the Notice of Disagreement are finally resolved in writing by the Seller Representative and Buyer and (y) the date all matters specified in the Notice of Disagreement not resolved by written agreement of the Seller Representative and Buyer are finally resolved in writing by a nationally recognized accounting, consulting or valuation firm (other than a so-called “Big Four” accounting firm) mutually selected by the Seller Representative and Buyer (such firm, the “Arbiter”). The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by the Seller Representative and Buyer and/or any final resolution made by the Arbiter in accordance with this Section 1.05(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement in accordance with Section 1.05(c) or such longer period as the Seller Representative and Buyer may agree in writing, the Seller Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and the Seller Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement). At the end of such thirty (30)-day period or such agreed-upon longer period, the Seller Representative and Buyer shall submit to the Arbiter for review and resolution any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. Buyer and the Seller Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are properly in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Seller Representative will cooperate with the Arbiter during the term of its engagement. Buyer and the Seller Representative shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand. Buyer and the Seller Representative shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on written presentations by Buyer and the Seller Representative that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. The Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Purchase Price set forth thereon shall become final and binding on the parties hereto on the date the Arbiter delivers its final resolution in writing to Buyer and the Seller Representative (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable, absent manifest error or manifest failure by the Arbiter to adhere to the requirements of this Agreement. The Seller Representative (on behalf of the Sellers) shall pay a portion of the fees and expenses of the Arbiter equal to the percentage by which the portion of the disputed amounts in the Seller Representative’s submission to the Arbiter not awarded to the Seller Representative bears to the aggregate amount actually disputed by the Seller Representative in the Seller Representative’s submission to the Arbiter, and the Company shall pay the remaining portion of such fees and expenses.

(e)If the Estimated Purchase Price is less than the Purchase Price (such shortfall, the “Adjustment Amount”), then (i) Buyer shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, make payment of the Adjustment Amount, by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller Representative and Buyer in writing) to, or as directed by, the Seller Representative, and (ii) Buyer and the Seller Representative shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Escrow Funds from the Escrow Account, within two (2) Business Days after receipt of such instructions, to, or as directed by, the Seller Representative.

(f)If the Estimated Purchase Price is greater than the Purchase Price (such excess, the “Excess Amount”), then Buyer and the Seller Representative shall, within two (2) Business Days after the Closing Balance Sheet, the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment, within two (2) Business Days after receipt of such instructions, to Buyer, by wire transfer in immediately available funds of the Excess Amount from the Escrow Funds in the Escrow Account. If the Excess Amount is less than the Escrow Funds (such shortfall, the “Remaining Escrow Funds”), then Buyer and the Seller Representative shall, simultaneously with the delivery of the joint written instructions referred to in the immediately preceding sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Escrow Funds from the Escrow Account to, or as directed by, the Seller Representative.

(g)Buyer agrees that (i) the payment of the Excess Amount (if any) from the Escrow Funds in the Escrow Account in accordance with the Escrow Agreement shall be the sole and exclusive remedy and source of recovery for Buyer for payment of the Excess Amount (if any) and (ii) the purchase price adjustment and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 1.05. For the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer for the payment of the Excess Amount (or any portion thereof) shall be asserted against any of the Seller Parties.

(h)Any payment made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

1.06Withholding Rights.  Buyer, Blocker, the Company, the Seller Representative and the Escrow Agent shall each be entitled to deduct and withhold from the Purchase Price or any other payments required to be made hereunder or under the Escrow Agreement such amounts as Buyer, Blocker, the Company, the Seller Representative or the Escrow Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax Law. Except with respect to payments in the nature of compensation to be made to employees or former employees of the Company Entities, if Buyer or the Company determines that an amount is required to be deducted and withheld, Buyer or the Company, as applicable, shall give the Seller Representative at least five (5) Business Days’ prior written notification (or as soon as reasonably practicable after Buyer or the Company determines such deduction or withholding is required) of its intention to make any such deduction or withholding and shall reasonably cooperate with the Seller Representative to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and duly and timely remitted to the appropriate Governmental Entities by Buyer, the Company, the Seller Representative or the Escrow Agent, as applicable, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 2
CONDITIONS TO CLOSING

2.01Conditions to the Obligations of All Parties.  The obligation of each of Buyer and the Sellers to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer and the Seller Representative, of each of the following conditions as of immediately prior to the Closing:

(a)All applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”);

(b)No Law or Order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains, prohibits or makes illegal the consummation of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement; and

(c)This Agreement shall not have been terminated in accordance with Section 8.01(a).

2.02Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or waiver by Buyer, of each of the following additional conditions as of immediately prior to the Closing:

(a)(i) The Company and Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) the representations and warranties of the Company and the Sellers contained in Article 3, Article 4 and Article 5 (other than the Company and Seller Fundamental Representations) (each interpreted without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (ii) for any failure of such representations or warranties to be so true and correct as had not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a Material Adverse Effect;

(b)Each of the covenants and agreements of the Company and the Sellers to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(d)Each of the contracts and agreements set forth on Section 2.02(d) of the Company Disclosure Letter shall have been terminated as of the Closing such that no Person shall have any right or obligation thereunder from and after the Closing;

(e)The Company shall have delivered or caused to be delivered to Buyer each of the following:

(i)duly executed instruments of assignment and conveyance in the form of Exhibit B attached hereto transferring the Purchased Units from the Company Sellers to Buyer;

(ii)certificates representing the Blocker Shares, duly endorsed in blank or accompanied by duly executed stock powers in the form of Exhibit C attached hereto;

(iii)a certificate in the form of Exhibit D attached hereto dated as of the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 2.02(a), Section 2.02(b), and Section 2.02(c);

(iv)a copy of each Ancillary Agreement to which the Company, the Seller Representative or any Seller is party, duly executed on behalf of the Company, the Seller Representative or such Seller, as applicable;

(v)certified copies of (1) the Organizational Documents of each Company Entity and (2) the resolutions or consents of the sole manager of the Company authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Company is party and the consummation of the transactions contemplated hereby and thereby;

(vi)a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within thirty (30) days of the Closing Date;

(vii)a certificate, dated as of the Closing Date and sworn under penalty of perjury, in the form of Treasury Regulations Sections 1.897‑2(h) and 1.1445‑2(c), certifying that the Blocker is not a United States real property holding corporation and a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2);

(viii)from each Company Seller an affidavit as required under Code Section 1446 and as described in Notice 2018-29, Section 6.01 stating that such Seller is not subject to withholding under Code Section 1446;

(ix)a duly authorized and executed certificate, dated as of the Closing Date and sworn under penalties of perjury, in the form and substance of Treasury Regulations promulgated under Code Section 1445, certifying that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents in accordance with Treasury Regulations Section 1.1445-11T;

(x)resignations, effective as of the Closing and otherwise in form and substance reasonably satisfactory to Buyer, of each director, manager and officer of the Company Entities as of the Closing set forth on Section 2.02(e)(x) of the Company Disclosure Letter and Blocker;

(xi)evidence of delivery of the Payoff Letter by the Company to Bank of America.

2.03Conditions to the Obligations of the Sellers.  The obligation of the Sellers to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement is subject to the satisfaction, or waiver by the Seller Representative, of each of the following additional conditions as of immediately prior to the Closing:

(a)(i) The Buyer Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (other than the Buyer Fundamental Representations) (in which case as of such earlier date)), and (ii) the other representations and warranties of Buyer contained in Article 6 (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)), except in the case of this clause (ii) for any failure of such representations or warranties to be so true and correct as had not had and would not reasonably be expected to have, individually or in the aggregate with all such other failures, a material adverse effect on Buyer’s ability to consummate the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement;

(b)Each of the covenants and agreements of Buyer to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)Buyer shall have delivered to the Company and the Seller Representative each of the following:

(i) a certificate in the form of Exhibit E attached hereto dated as of the Closing Date and signed by a senior officer of Buyer on behalf of Buyer confirming the foregoing matters in Section 2.03(a) and Section 2.03(b);

(ii)a copy of each Ancillary Agreement to which Buyer is party, duly executed on behalf of Buyer;

(iii)certified copies of (A) the Organizational Documents of Buyer, and (B) the resolutions or consents of the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby; and

(iv)a certificate of good standing (or the equivalent) of Buyer from the jurisdiction in which Buyer is incorporated dated within thirty (30) days of the Closing Date.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

3.01Organization, Power and Authority.

(a)Each Company Entity is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Entity is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Entity possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which each Company Entity is party.

(b)The Buyer has been furnished a complete and correct copy of Organizational Documents, each as amended to date, of the Company Entities.  Such Organizational Documents are in full force and effect, and none of the Company Entities is in violation in any material respect of any of the provisions of its Organizational Documents.

3.02Capitalization and Related Matters.

(a)Section 3.02(a) of the Company Disclosure Letter sets forth all of the issued and outstanding Equity Securities of each of the Company Entities.  All of the Company Units are duly authorized and validly issued and, as of the date hereof, all of the outstanding Equity Securities of the Company Entities are held of record as set forth on Section 3.02(a) of the Company Disclosure Letter, free and clear of all Liens (other than Liens (i) arising under the Securities Act or applicable state securities Laws, (ii) arising under the Credit Facility and (iii) created or incurred by or at the direction of Buyer).

(b)Except as set forth on Section 3.02(b) of the Company Disclosure Letter, (i) none of the Company Entities are subject to any obligation (contingent or otherwise) to issue, repurchase, redeem or otherwise acquire or retire any Equity Securities, (ii) there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of any Company Entity and (iii) except as set forth on Section 3.02(b) of the Company Disclosure Letter, to the Knowledge of the Company, there are no agreements or understandings among the holders of Equity Securities of the Company Entities or among any other

Persons with respect to the voting or transfer of the Company Entities’ Equity Securities or with respect to any other aspect of the Company Entities’ governance.

(c)Section 3.02(c) of the Company Disclosure Letter sets forth (x) the name of each Subsidiary of the Company, the jurisdiction of its incorporation or other organization, as applicable, and the Person(s) owning the outstanding Equity Securities of such Subsidiary and (y) a description of each Investment held by any Company Entity in another Person (other than in a Subsidiary). Except as set forth on Section 3.02(c) of the Company Disclosure Letter, the Company does not have any Subsidiaries and does not hold any Investment in any Person other than a Company Entity. No Company Entity has any obligation to make any Investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional Investments) in any Person other than a Company Entity. Each of the Company’s Subsidiaries is duly organized or incorporated, as applicable, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or other organization, as applicable, possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such Equity Securities are owned by the Company or another Subsidiary of the Company, free and clear of all Liens (other than Liens (i) arising under the Securities Act or applicable state securities Laws, (ii) arising under the Credit Facility and (iii) created or incurred by or at the direction of Buyer). Except as set forth on Section 3.02(c) of the Company Disclosure Letter, there are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights or other contracts or commitments that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding any of its Equity Securities.

3.03Authorization; No Breach.

(a)The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Company Entity is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Company Entity. This Agreement has been, and at the Closing each Ancillary Agreement to which a Company Entity is party shall be, duly executed and delivered by such Company Entity. This Agreement constitutes a valid and binding obligation of the Company Entities enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which a Company Entity is party, when executed and delivered by such Company Entity, shall constitute a valid and binding obligation of such Company Entity, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)Except (x) with respect to the HSR Approval and (y) as set forth on Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Company Entity is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by such Company Entities do not and shall not (i) conflict with or result in a material breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of any Company Entity or any of the Company Entities’ material assets pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation or right, allow the imposition of any material fees or penalties, require the offering or making of any material payment or redemption under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to the Organizational Documents of any of the Company Entities, any Law to which any Company Entity is subject or by which any material property or asset of the Company Entities are bound or affected, any Classified Contract or Material Contract to which a Company Entity is party or bound or any material Permit held by any Company Entity, except for such conflicts, breaches, defaults, violations and other occurrences with respect to any Law or Contract that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company Entities, taken as a whole.

(c)No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

3.04Financial Statements and Related Matters.  Section 3.04(a) of the Company Disclosure Letter sets forth the following financial statements (collectively, the “Financial Statements”):

(a)the audited consolidated balance sheet of Legos Holdings and the Company Entities as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of income and members’ equity and cash flows for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors; and

(b)the unaudited consolidated balance sheet of LGS as of September 30, 2018 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the nine (9) -month period then ended, together with all related notes and schedules thereto.

(c)Each of the Financial Statements has been prepared from and is consistent with the books and records of Legos Holdings and the Company Entities (which books and records are accurate and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of Legos Holdings and the Company Entities on a consolidated basis as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and, in the case of the Latest Balance Sheet, normal year-end adjustments for recurring accruals (none of which adjustments would be material, individually or in the aggregate, to the Company Entities taken as a whole).

3.05Absence of Undisclosed Liabilities.  Except as set forth on Section 3.05 of the Company Disclosure Letter, the Company Entities do not have any material Liabilities, whether known or unknown, and whether or not required to be reflected or reserved for a consolidated balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, other than: (i) Liabilities to the extent adequately accrued for and set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereto or disclosed in the notes to the other financial statements that are the subject of Section 3.04, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities included or to be included in the calculation of Closing Indebtedness, Closing Net Working Capital or Company Expenses and (iv) Liabilities that would not reasonably be expected to exceed $1,000,000 individually or in the aggregate.

3.06No Material Adverse Effect; Ordinary Course of Business.  Since December 31, 2017, there has occurred no Material Adverse Effect. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance. Since the date of the Latest Balance Sheet, each Company Entity has conducted its business in the ordinary course of business.

3.07Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Section 3.07 of the Company Disclosure Letter, since the date of the Latest Balance Sheet through the date of this Agreement, none of the Company Entities have:

(a)subjected any of its material properties or assets to any Lien, except for Permitted Liens;

(b)settled or otherwise compromised any Action or threatened Action for an amount in excess of $250,000;

(c)acquired any Person, by merger or consolidation or by purchase of assets or equity interests in a single transaction or series of transactions at a cost to any Company Entity in excess of $1,000,000;

(d)declared, set aside or made any payment or distribution of property to the Company’s equityholders with respect to such equityholder’s Equity Securities (other than tax distributions), or purchased, redeemed or otherwise acquired any Equity Securities (other than of wholly-owned subsidiaries);

(e)sold, assigned, leased, licensed or otherwise transferred any of its material tangible assets, except in the ordinary course of business for fair value;

(f)sold, transferred, assigned, or licensed to a third party, or abandoned or permitted to lapse or expire any material Intellectual Property Rights owned by a Company Entity (other than in the ordinary course of business);

(g)modified in any respect its cash management practices, including any delay or postponement of the payment of any accounts payable or any other liability or obligation, any agreement with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, or any other liability or obligation, or otherwise engaging in any activity the purpose or intent of which is to accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;

(h)except for actions taken in the ordinary course of business or pursuant to the terms of any Employee Benefit Plan or applicable Law, established, amended, terminated or adopted any material Employee Benefit Plan (or any plan, policy, program, contract, agreement or arrangement that would constitute a material Employee Benefit Plan if it were in existence on the date hereof);

(i)canceled, compromised, waived or released any right or claim in excess of $500,000;

(j)changed any annual accounting period, adopted or changed any method of accounting or accounting policies or principles theretofore adopted or followed, except as required by GAAP or applicable Law and reflected in a note to the Financial Statements;

(k)made capital expenditures or commitments therefor that deviate from the annual capital expenditures budget for the Company Entities by more than $250,000 in the aggregate;

(l)made any loans or advances to, guarantees for the benefit of or any Investments in any Person, other than advances to any employee of the Company Entities in the ordinary course of business and not in excess of $100,000 individually or $250,000 in the aggregate;

(m)made any charitable contributions in excess of $100,000 in the aggregate or made any political contributions;

(n)made, changed or revoked any Tax election other than in the ordinary course, adopted, changed any tax accounting method or accounting period, filed any amended Tax Return, entered into any Tax closing agreement, or settled any Tax claim or assessment relating to any Company Entity;

(o)(i) increased the compensation or benefits payable to any current or former of its directors, managers, officers, individual service providers or any other employees, except (A) as may be required under existing employment agreements or Employee Benefit Plans, or applicable Law or (B) in connection with general merit based increases as have been approved by any Company Entities prior to the date hereof, (ii) hired any new employees or engaged any new individual independent contractors at an annual base salary or fee (as applicable) in excess of $150,000, (iii) taken any action to cause the acceleration of the payment, funding, right to payment or vesting of any compensation or benefits (except pursuant to the terms of any Employee Benefit Plan or applicable Law) or (iv) terminated (other than for “cause”) the employment or service of any employee or other individual service provider of any Company Entity with an annual base salary or fee (as applicable) that exceeds $150,000;

(p)amended or otherwise modified its Organizational Documents;

(q)issued, sold, pledged, transferred, disposed of or otherwise subjected to any Lien (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or any of its Subsidiaries or (ii) any material properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(r)reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(s)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(t)waived or materially amended or modified any Material Contract, or waived, or materially amended or modified any Company Entity’s rights thereunder;

(u)entered into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case;

(v)permitted the lapse of any existing policy of insurance relating to the business or assets of the Company Entities, other than in the ordinary course of business; or

(w)announced publicly an intention, agreed, whether orally or in writing or via formal or informal agreement, or otherwise made a commitment, to do any of the foregoing.

3.08Assets.  Except as set forth on Section 3.08 of the Company Disclosure Letter, the Company Entities have good and valid title to, a valid leasehold interest in or a valid license to use the tangible personal properties and assets used or held for use by it, located on its premises, shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of for fair value in the ordinary course of business since the date of the Latest Balance Sheet, Liens arising under the Credit Facility and Permitted Liens. The Assets constitute all of the assets necessary for the Company Entities to carry on their respective businesses as currently conducted.  All material tangible assets have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

3.09Tax Matters. Except as set forth on Section 3.09 of the Company Disclosure Letter:

(a)Each of the Company Entities has timely filed (taking into account available and timely obtained extensions) all Tax Returns it is required to file under applicable Laws and all such Tax Returns are true, correct and complete in all material respects. For the avoidance of doubt, nothing in this Section 3.09(a) shall be construed as a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date, including any representation or warranty regarding Tax basis, Tax attributes or Tax positions in any such taxable period.

(b)Each of the Company Entities has timely paid all Taxes due and owing by it (whether or not shown on any Tax Returns) and has withheld and paid over to the appropriate Governmental Entity all Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws.

(c)No deficiency for any Tax has been asserted in writing or assessed by a Governmental Entity against any Company Entity which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been established under GAAP.

(d)No Company Entity has waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding or pending.

(e)No Tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to any Tax of any of the Company Entities and, to the Knowledge of the Company, none of the foregoing are threatened.

(f)Since December 31, 2015, no written claim has been made by a taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to Taxes assessed by such jurisdiction.

(g)Since December 31, 2015, no Company Entity has ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is a Company Entity). No Company Entity is liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502‑6 (or comparable provisions of state, local or non-U.S. Law) (other than a group the common parent of which is a Company Entity) or (ii) as a transferee or successor, or by contract (other than a contract (x) entered into in the ordinary course of business or (y) the primary purpose of which is not Taxes). No Company Entity is party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than any agreement (x) entered into in the ordinary course of business or (y) the primary purpose of which is not Taxes).

(h)No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing; (iii) installment sale made prior to the Closing; (iv) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. law) made prior to the Closing; or (v) any prepaid amount received on or prior to the Closing Date.

(i)Since December 31, 2015, no Company Entity has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)Since December 31, 2015, no Company Entity has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(k)There are no Liens for Taxes, other than Permitted Liens, on the assets of any Company Entity.

(l)No Company Entity has or, since December 31, 2015, has had a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in any non-U.S. jurisdiction.

(m)No Company Entity is a party to any joint venture, partnership, or other arrangement or contract that could reasonably be expected to be treated as a partnership for Tax purposes.

(n)The Company is, and has been since its formation, properly classified as a partnership (or disregarded entity) for U.S. federal and applicable state income tax purposes, and has never been classified as an association taxable as a corporation.

(o)No Company Entity that is classified as a partnership for U.S. federal income tax purposes has elected to apply the provisions of Code Sections 6221-6241 to any taxable year of such Company Entity beginning prior to January 1, 2018.

(p)No power of attorney is in effect with respect to any Company Entity in respect of Taxes that would permit any Person to bind a Company Entity following the Closing.

(q)No Company Entity is a party to or bound by an advance ruling, technical advice memorandum, Tax holiday, Tax exemption or similar agreement or arrangement with any Governmental Entity which is still in effect.

(r)No Company Entity has made an election, including pursuant to Section 965(h)(1), to pay any Tax liability in installments that will continue after the Closing Date.

(s)The Company does not own an interest in any “controlled foreign corporation” within the meaning of Section 957 or “passive foreign investment company” within the meaning of Section 1297.

(t)The Sellers have made available to Buyer true, correct and complete copies of all Tax Returns of each Company Entity, and examination reports and statements of deficiencies assessed against or agreed to by each Company Entity since January 1, 2016.

3.10Material Contracts.

(a)Except as set forth on Section 3.10 of the Company Disclosure Letter and except for Employee Benefit Plans set forth on Section 3.16(a) of the Company Disclosure Letter, as of the date hereof, no Company Entity is party to or bound by any written or oral:

(i)collective bargaining agreement;

(ii)agreement for the engagement or employment of any current officer, individual employee or other person on a full-time, part-time, individual consulting or other basis (A) providing for annual base compensation in excess of $150,000 (other than offer letters that do not provide severance benefits) or (B) not terminable upon 30 days’ notice or less and without any material liability to any Company Entity;

(iii)agreements under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company’s employees in the ordinary course of business);

(iv)agreement relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise granting of a Lien on any asset or group of assets of any Company Entity, or any letter of credit arrangements or performance bond arrangements;

(v)lease or agreement under which any Company Entity is lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $100,000;

(vi)lease or agreement under which any Company Entity is lessor of or permits any third party to hold or operate any personal property owned or controlled by a Company Entity;

(vii)contract or group of related contracts with the same party or group of affiliated parties for the purchase by any Company Entity of supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $250,000;

(viii)agreement relating to (x) the ownership of any Investment (including all agreements related to any joint venture) or (y) any teaming arrangement, strategic alliance or similar arrangement;

(ix)agreement: (A) whereby any Company Entity is granted a right or license with respect to any material Intellectual Property Right of any other Person, but excluding Off-the-Shelf Licenses; or (B) whereby any Company Entity grants to any other Person any license with respect to any material Intellectual Property Right, but excluding licenses of Intellectual Property Rights granted to customers in the ordinary course of business and excluding contracts primarily for the provision of services to or from a Company Entity in which the licenses to Intellectual Property Rights granted in such contract are non-exclusive and are merely incidental to the transaction contemplated in such agreement;

(x)contract, agreement or instrument that limits the ability of any of the Company Entities to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any of the Company Entities to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of “most favored pricing” or special discount pricing rights;

(xi)contract, agreement or instrument with any Governmental Entity having an expected value of $100,000 or more, other than any Government Contract or any contract, agreement or instrument otherwise set forth on Section 3.10 of the Company Disclosure Letter;

(xii)contract, agreement or instrument relating to settlement of any administrative or judicial proceedings since December 31, 2015;

(xiii)contract, agreement or instrument that results in any Person holding a power of attorney from any Company Entity that relates to the Company Entities or any of their respective businesses; or

(xiv)other contract, agreement or instrument outside the ordinary course of business that (A) requires expenditures or involves receipt of payments, as the case may be, in excess of $500,000 on an annual basis or in excess of $500,000 over the remaining term of such contract, agreement or instrument, or (B) has a remaining term greater than one year and cannot be cancelled by a Company Entity without penalty or further payment and without more than 90 days’ notice.

(b)All of the contracts, agreements and instruments set forth or required to be set forth on Section 3.10, Section 3.11, Section 3.20(a), Section 3.21 and Section 3.23 of the Company Disclosure Letter (collectively, the “Material Contracts”): (i) are valid, binding and enforceable against the Company or, as specified on the applicable Section of the Company Disclosure Letter, the Company Entity party thereto, and (ii) to the Knowledge of the Company, enforceable against the other parties thereto, in accordance with their respective terms, and, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.  To the Knowledge of the Company there has been no ongoing (with or without notice or lapse of time or both) default under, or breach of, any Material Contract by the other parties thereto, nor has any Company Entity received any written notice or claim of any such breach, violation or default. Subject to applicable Law, the Company Entities have furnished to Buyer a true and correct copy of each of the written Material Contracts and written summaries of any unwritten Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, including all amendments, waivers or other changes thereto.

3.11Intellectual Property Rights.

(a)Section 3.11(a) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of all (i) patented or registered Intellectual Property Rights owned by any Company Entity, (ii) pending patent applications and applications for registration of other Intellectual Property Rights owned by any Company Entity (including trademarks and copyrights) and (iii) Internet domain names registered to any Company Entity.  The Intellectual Property Rights set forth or required to be set forth on Section 3.11(a) of the Company Disclosure Letter are valid, subsisting and, to the Knowledge of the Company, enforceable. The Company Entities have taken commercially reasonable steps under the circumstances to preserve, maintain and protect all of the Intellectual Property Rights owned by any of the Company Entities that is material to the Company Entities’ businesses as currently conducted, including by maintaining the confidentiality of all Trade Secrets of the Company Entities.

(b)One or more of the Company Entities exclusively owns the Intellectual Property Rights set forth or required to be set forth on Section 3.11(a) of the Company Disclosure Letter, free and clear of all Liens (except for Permitted Liens).  To the Knowledge of the Company, one or more of the Company Entities owns (free and clear of all Liens, except for Permitted Liens), or the Company Entities have a valid, enforceable and sufficient license to, all other Intellectual Property Rights used in or otherwise material to the conduct of the Company Entities’ businesses as presently conducted.

(c)No present or former employee, officer or director of any Company Entity, or agent, outside contractor or consultant of any Company Entity, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property that is owned or purported to be owned by the a Company Entity or is otherwise material to the conduct of the Company Entities’ businesses as presently conducted.

(d)The Company Systems are sufficient in all material respects for the needs of the Company Entities’ businesses as currently conducted. The Company Entities maintain commercially reasonable security, disaster recovery and business continuity plans. To the Knowledge of the Company, in the last twenty-four (24) months, there has not been any failure or breach with respect to any of the Company Systems that resulted in a significant disruption to the Company Entities’ businesses, and any such failure or breach has been remedied or replaced in all material respects.

(e)Except as set forth on Section 3.11(e) of the Company Disclosure Letter, (i) there are no Actions pending, or to the Knowledge of the Company, threatened by or against any Company Entity (and, since December 31, 2015, to the Knowledge of the Company, there have not been any Actions threatened in writing by or against any Company Entity) asserting or relating to (A) any invalidity, misuse, misappropriation or unenforceability of or challenging the ownership or scope of any of the Intellectual Property Rights or (B) any infringement, dilution or misappropriation by, or conflict with, any Person with respect to any Intellectual Property Rights,

(ii) none of the Company Entities nor the conduct of any of their respective businesses has, since December 31, 2015, infringed, misappropriated, diluted or conflicted with, or does infringe, misappropriate, dilute or conflict with, in any material respect, any Intellectual Property Rights of any other Person and (iii) to the Knowledge of the Company, the Intellectual Property Rights owned by any of the Company Entities have not been infringed, misappropriated, diluted or conflicted by any other Person in any material respect.  The Company Entities take commercially reasonable steps to protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification or corruption by third parties.  Since December 31, 2015, there have been no material security breaches or material unauthorized use, access, or intrusions of any Company Systems, Software or Websites of the Company Entities.  Without limiting the generality of the foregoing, the Company Entities (i) as commercially available and as reasonably deemed by the Company Entities to be appropriate, use adequate-strength encryption technology of at least 256-bit and (ii) have implemented a commercially reasonable security plan that (A) identifies internal and external risks to the security of the Company Entities' confidential information and Personal Data accessed, processed, transmitted or stored by one or more Company Entities and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

(f)To the Knowledge of the Company, the Company Entities do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available to any Person any source code owned by a Company Entity that is material to the Company Entities’ businesses as currently conducted. Except as set forth on Section 3.11(f) of the Company Disclosure Letter, the Company has not disclosed any such source code to any Person. To the Knowledge of the Company, the Company Entities have not used any Open Source Software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant any Person any rights to or any immunities under any patent owned by the Company Entities or (ii) under any license requiring any Company Entity to disclose or distribute material source code owned by a Company Entity for the purpose of making derivative works, or as to make available for redistribution to any Person such material source code at no or minimal charge.

(g)Except as set forth on Section 3.11(g) of the Company Disclosure Letter, (i) the Company Entities are in compliance in all material respects with (and use commercially reasonable efforts to require the compliance in all material respects of all applicable third parties with), and since December 31, 2015, have been in compliance in all material respects with, all Data Security Requirements, (ii) since December 31, 2015, there have not been any written notices received by a Company Entity from any third party, including any Governmental Entity, relating to Data Security Requirements or any actual or alleged incidents of data security breaches, or relating to any unauthorized access or use of any Company Systems, and (iii) since December 31, 2015, to the Knowledge of the Company, there has not been any unauthorized access to Personal Data requiring notification to any individual or authority under Data Security Requirements.

3.12Litigation.  Except as set forth on Section 3.12 of the Company Disclosure Letter, there are no (and since December 31, 2015, there have not been any) material Actions pending or, to the Knowledge of the Company, threatened against any Company Entity or any material property or asset of any Company Entity, or pending or threatened by any Company Entity against any Person, at law or in equity, before or by any Governmental Entity.  Except as set forth on Section 3.12 of the Company Disclosure Letter, no Company Entity nor any of their respective assets or properties, officers or directors, nor the transactions contemplated by this Agreement or the Ancillary Agreements is subject to any outstanding Order, nor, to the Knowledge of the Company is any such Order threatened.  There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.

3.13Brokerage.  Except as set forth on Section 3.13 of the Company Disclosure Letter (which items, for the avoidance of doubt, shall constitute Company Expenses), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement based on any arrangement or agreement to which any Company Entity or Blocker is party or by which any Company Entity or Blocker is bound.

3.14Insurance.  Section 3.14 of the Company Disclosure Letter contains a true and complete list, and a description (including the carriers and liability limits of such policies) of, each insurance policy maintained as of the date hereof by the Company Entities with respect to its properties, assets and business or directors, managers and officers of the Company Entities.  All such policies are in full force and effect.  All premiums with respect thereto have been paid to the extent due.  No Company Entity is in default with respect to its obligations under any insurance policy maintained by it, nor has any Company Entity received written notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $100,000.  The types and amounts of coverage provided in such insurance policies are commercially reasonable in the context of the business and operations in which the Company Entities are engaged.

3.15Labor Matters.  None of the Company Entities are party to or bound by any collective bargaining agreement.  To the Knowledge of the Company, no union organizing activities are underway or threatened with respect to the employees of any of the Company Entities and no such activities have occurred since December 31, 2014.  There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company Entities, and no such disputes have occurred since December 31, 2014.  Each Company Entity is (and since December 31, 2014 has been) in compliance in all material respects with all applicable labor and employment related Laws, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, discrimination, retaliation, equal pay, immigration, plant closures and mass layoffs, labor relations, and unions. Since December 31, 2014, none of the Company Entities have implemented any plant closing or mass layoff requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.

3.16Employee Benefits.

(a)Section 3.16(a) of the Company Disclosure Letter contains a complete and correct list as of the date hereof of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” means all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each severance, incentive or bonus, deferred compensation, change in control, retention, separation, savings, profit sharing, retirement, pension, welfare, health, paid time off, post-employment or post-termination welfare, vacation, death benefit, unit purchase, unit option or other equity incentive or equity-based compensation plan, program, policy or agreement and any other employee benefit plan, program, policy and arrangement that, in each case, are maintained, sponsored or contributed to or required to be contributed to by any Company Entity, or with respect to which any Company Entity has any Liability, other than any benefit or compensation plan, program, policy, practice, contract, agreement or arrangement that is sponsored or maintained by a Governmental Entity. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype plan that is the subject of a favorable opinion or advisory letter and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. With respect to each material

Employee Benefit Plan, the Company has provided to Buyer complete and correct copies, to the extent applicable, of the plan documents currently in effect, the related trust agreements, the most recent summary plan descriptions with any applicable summaries of material modifications thereto, the most recent determination or advisory letter received from the Internal Revenue Service, the two most recent annual reports (Forms 5500, with all applicable attachments), and any material correspondence with any Governmental Entity since December 31, 2015.

(b)Each Employee Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all material premiums, contributions, or other payments have been made on a timely basis.

(c)No Company Entity maintains, sponsors, contributes to, has any obligation to contribute to or has any Liability, including on account of any other Person treated as a single employer with any Company Entity under Code Section 414, under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) any Employee Benefit Plan that provides for post-employment medical or life insurance benefits (except pursuant to Code Section 4980B or any applicable Law). There do not exist any pending or, to the Knowledge of the Company, threatened Actions (other than routine undisputed claims for benefits) with respect to any Employee Benefit Plan.

(d)Except as set forth in Section 3.16(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, directly or in combination with any other event, (i) entitle any current or former employee, director, manager, individual service provider or individual independent contractor of any Company Entity to severance pay, compensation or other benefits under any Employee Benefit Plan, or (ii) accelerate the time of the payment or vesting of, increase the amount of, trigger any funding of or result in the forfeiture of any compensation or benefits under any Employee Benefit Plan.

(e)Except as set forth in Section 3.16(e) of the Company Disclosure Letter, no amounts payable under the Employee Benefit Plans or otherwise will fail to be deductible for federal income tax purposes by virtue of Code Section 280G on account of the transactions contemplated pursuant to this Agreement.  This Section 3.16(e) shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its affiliates, on the one hand, and a disqualified individual on the other hand (“Buyer Arrangements”, which, for the avoidance of doubt, shall not include the Severance Agreements or Retention Agreements) so that, for the avoidance of doubt, compliance with this Section 3.16(e) shall be determined as if such Buyer Arrangements had not been entered into.

(f)Each Employee Benefit Plan subject to Code Section 409A has complied in form and operation in all material respects with the requirements of Code Section 409A as in effect from time-to-time.  No Company Entity has any obligation to indemnify or gross up any Person for any Tax incurred pursuant to Code Sections 409A or 4999.

3.17Compliance with Laws; Permits.  Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a)Each Company Entity is (and since December 31, 2015 has been) in compliance in all material respects with all applicable Laws.  Since December 31, 2015, no written or, to the

Knowledge of the Company, oral notice, order, complaint or other communication has been received by any Company Entity alleging a material violation of any applicable Laws.

(b)Each Company Entity owns or possesses all right, title and interest in and to each of the Permits required for the ownership of their respective properties and assets and the conduct and operation of its businesses as presently conducted and is (and since December 31, 2015 has been) in compliance in all material respects with all such Permits, and, since December 31, 2015, no written, or to the Knowledge of the Company, oral notice, order, complaint or other communication has been received by any Company Entity alleging the failure to hold any of the foregoing, or otherwise threatened any suspension, cancellation, modification, revocation or nonrenewal of any Permit. Other than personnel or facilities security clearances, no such Permit is held in the name of any employee, officer, director, equity holder or agent on behalf of any Company Entity.

3.18Anti-Bribery; Anti-Corruption.  Since December 31, 2015,

(a)neither any Company Entity, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective employees, agents or any other Person acting for or on behalf of any Company Entity has, directly or indirectly, in connection with the business of any Company Entity: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative or employee of any foreign, federal, state or local Governmental Entity, including any representative or employee of a state-owned entity or business, or a public organization, or any representative or employee of any political party or official, or candidate (a “Government Official”), in the performance of his or her employment or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful, (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful, (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (iv) made, offered, authorized or promised any bribe, rebate, payoff, influence payment, kickback, contribution, gift or other unlawful payment or thing of value to any Government Official (including, but not limited to, close relatives or associates thereof), regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (iv), (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, or (vii) otherwise taken any action that would constitute a violation of any applicable Anti-Corruption Laws; and

(b)no Company Entity has undergone or is undergoing any audit, inquiry, review, inspection, investigation, survey or examination by a Governmental Entity relating to the Anti-Corruption Laws, or anti-corruption or anti-kickback activity.  To the Knowledge of the Company, there are no threatened criminal or civil claims, nor factual allegations of non-compliance, with respect to the Anti-Corruption Laws.

3.19International Trade; Import/Export Control.

(a)Since December 31, 2015, neither any Company Entity nor any director, manager or officer, nor, to the Knowledge of the Company, any employee or other Person acting for or on behalf of any Company Entity (i) has been or is currently (A) a Sanctioned Person, or (B) resident, located or organized in a Sanctioned Country; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person, in each case in violation of applicable Sanctions Laws; (iii) has failed in any material respect to conduct its import, export and reexport transactions and any other transfers in accordance with all applicable Ex-Im Laws; or (iv) has otherwise been in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b)Since December 31, 2015, no Company Entity has received from any Governmental Entity any written notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation related to applicable Trade Control Laws.

(c)Since December 31, 2015, each Company Entity has screened its direct customers against the Restricted Party Lists.  To the Knowledge of the Company, no direct customer, vendor, supplier or representative of any Company Entity is or has been identified on the Restricted Party Lists since December 31, 2015.

3.20Government Contracts.

(a)Section 3.20(a) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of each Government Contract that contains a legal obligation of any Company Entity to provide goods or products manufactured or services performed by the Company Entity with a funded value in excess of $500,000, subject to any prohibition on the disclosure of classified information, for which performance has not been completed (“Current Government Contracts”).

(b)Section 3.20(b) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of each Government Bid, subject to any prohibition on the disclosure of classified information, which if awarded would result in anticipated aggregate revenues in excess of $1,000,000.

(c)With respect to each Current Government Contract and to each Government Bid:

(i)Except as set forth in Section 3.20(c)(i) of the Company Disclosure Letter, each Company Entity is (and since December 31, 2015 has been) in compliance in all material respects with all terms and conditions of each of its Government Contracts and Government Bids, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations and applicable Laws, and all Laws applicable and pertaining to each Government Contract and each Government Bid, including without limitation the Truthful Cost or Pricing Data Act, the Federal Acquisition Regulation and the Cost Accounting Standards.

(ii)All representations and certifications executed, acknowledged or set forth in or pertaining to such Current Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and each Company Entity has complied in all material respects with all such representations and certifications.

(iii)Neither a Governmental Entity, nor any prime contractor, subcontractor or other Person, has notified any Company Entity, in writing, that such Company Entity has materially breached or violated any applicable Laws, certification, representation, clause, provision, or requirement;

(iv)To the Knowledge of the Company, each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with their terms;

(v)To the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any such Government Contract.

(d)Since December 31, 2015, no Company Entity has received written notice that it is (or since December 31, 2015 has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), and there is no pending or, to the Knowledge of the Company, threatened audit or investigation by any Governmental Entity of any Company Entity with respect to any alleged material irregularity, misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid.

(e)Except as set forth in Section 3.20(e) of the Company Disclosure Letter, each Company Entity does not have credible evidence:  (i) that a Principal, Employee, Agent, or Subcontractor (as such terms are defined in FAR 52.203-13(a)) of the Company Entity has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act or (ii) of any significant overpayment(s) on any Government Contracts, other than overpayments resulting from contract financing payments as defined in FAR 32.001, and no Company Entity has conducted since December 31, 2015, or is currently conducting, an investigation to determine whether credible evidence exists of such a violation or overpayment.

(f)Except as set forth in Section 3.20(f) of the Company Disclosure Letter, excluding routine audits, inspections, surveys or examinations or records, as long as such audits, inspections, survey, or examinations of records have not resulted or are not reasonably likely to result in any written notice of investigation or written claim of defective pricing by any Governmental Entity or been subject to penalty assessments, since December 31, 2015, there has not been any material audit, inspection, survey or examination of records by a Governmental Entity of any Company Entity or any of their respective Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor has any Company Entity received written or to the Knowledge of the Company oral notice of any such audit, inspection, survey, examination of records or investigation. There is no pending or, to the Knowledge of the Company, threatened material audit, inspection, survey, examination of records or, investigation by any Governmental Entity of any Company Entity, excluding routine audits, inspections, surveys, examination of records.

(g)Except as set forth in Section 3.20(g) of the Company Disclosure Letter, each Company Entity is (and since December 31, 2015 has been) in compliance in all material respects with FAR Part 31 and all Cost Accounting Standards and related regulations (to the extent applicable), and all indirect cost and general and administrative expense rates are and have been billed consistent with the applicable Government Contracts and Applicable Laws, and each Company Entity is (and since December 31, 2015 has been) in compliance with all material requirements of the Government Contracts and Applicable Laws relating to the establishment of final indirect cost rates, including FAR 52.216-7.

(h)Since December 31, 2015, all invoices and claims resulting from Government Contracts, including requests for progress payments and provisional cost payments, submitted by any Company Entity to any Governmental Entity were correct as of their submission date in all material respects, and related Cost Accounting Standard Disclosure Statements required to be submitted have been submitted and are correct in all material respects, provided that this Section 3.20(h) shall not apply to any Government Contract that is no longer ongoing.

(i)There are no outstanding material claims by or against any Company Entity, on the one hand, and a Governmental Entity, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract, and there are no outstanding disputes with any U.S. Governmental Entity under the Contract Disputes Act, 41 U.S.C. §§ 601-613.

(j)Since December 31, 2015, no termination for default or convenience, open cure notice, or open show cause notice from any Governmental Entity or any prime contractor or higher-tier subcontractor with respect to performance by the Company as a prime contractor or subcontractor of any portion of the obligation of a Government Contract has been issued or has, to the Knowledge of the Company, been threatened in writing with respect to any Government Contract, except as set forth in Section 3.20(j) of the Company Disclosure Letter.

(k)None of the Company Entities are, and none of the Company Entities’ officers, directors or other persons having primary management or supervisory responsibility, are, or have been, debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract, nor, to the Knowledge of the Company, has any debarment, suspension or exclusion proceeding been initiated against a Company Entity or any of the Company Entities’ officers, directors or other persons having primary management or supervisory responsibility since December 31, 2015.

(l)To the extent applicable and required, each Company Entity has, since December 31, 2015, cost accounting systems, estimating systems, purchasing systems, billing systems and material management systems that are in compliance in all material respects with Government Contracts and Laws. Since December 31, 2015, except as set forth in Section 3.20(l) of the Company Disclosure Letter no Governmental Entity, prime contractor or higher tier subcontractor under any Government Contract has disallowed any costs claimed by any Company Entity in excess of $100,000 in any annual incurred cost submission under any Government Contract. Since December 31, 2015, to the Knowledge of the Company, there has been no material claim of defective pricing, mischarging or improper payments on the part of any Company Entity.

(m)Except as set forth in Section 3.20(m) of the Company Disclosure Letter, (i) none of the Company Entities have any outstanding Government Bids that, if accepted or a contract relating thereto awarded to the Company, is expected to result in a loss to the Company Entity and (ii) no Company Entity is a party to any Current Government Contract which is expected to result in a loss in excess of $100,000 to the Company Entity as of the conclusion of such Contract performance.

(n)No Current Government Contract has, or is currently projected to have, fully burdened costs incurred materially in excess of the Government Contract or order price, or in the case of flexibly priced (as defined in FAR 52.230-6) or cost reimbursement contracts, fully burdened costs incurred materially in excess of the ceiling price or funded amount of the

Government Contract or order, with the exception of temporary situations of excess costs due to incremental funding gaps in the ordinary course of business and for which the Company will be fully reimbursed by future funding.   The Company is not subject to any forward pricing rate agreements, as prescribed in FAR Subpart 42.17, except as set forth in Section 3.20(n) of the Company Disclosure Letter.

(o)Except as set forth in Section 3.20(o) of the Company Disclosure Letter, none of the Current Government Contracts listed in Section 3.20(a) above were awarded based upon or contingent on the status of a Company Entity as, nor did such Company Entity represent itself at the time of submission of such Government Contract as, for the purpose of obtaining the Current Government Contract, a small business (including, a small disadvantaged business, a woman-owned small business, a service disabled veteran owned small business or a Small Business Administration Section 8(a) program participant).

(p)All Company Entities are (and since December 31, 2015 have been) in compliance with all Laws regarding post-employment conflict of interest restrictions applicable to Company Entity employees formerly employed by a Government Entity (“Former Government Employees”), and to the Knowledge of Company, Former Government Employees are (and since December 31, 2015 have been) in compliance with all Laws regarding post-employment conflict of interest restrictions applicable Former Government Employees.  To the Knowledge of Company, there are no Organizational Conflict of Interest (as defined by FAR 9.501) mitigation clauses or other provisions contained in any Current Government Contract that would render any Company Entity ineligible to participate on future contracts or programs specifically identified in such Current Government Contracts.

(q)Since December 31, 2015, with respect to any multiple award schedule Government Contract, each Company Entity has complied in all material respects with the requirements of such multiple award schedule Government Contract, including without limitation, the notice and pricing requirements of the price reduction clause in each of its multiple award schedule Government Contracts and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon its failure to comply with the price reduction clause.

(r)Each Company Entity is in compliance in all material respects under each Government Contract that requires the safeguarding of, and access to, classified information, with (i) requirements under the National Industrial Security Program Operating Manual (“NISPOM”); (ii) all facility security clearance requirements imposed by Government Contract or Law and (iii) to the Knowledge of the Company, personnel security clearance requirements imposed by Government Contract or Law. All facility clearances maintained by any Company Entity are valid and in full force and effect and, to the Knowledge of the Company, there is no proposed or threatened termination of any facility or personnel security clearance. All violations of any Company Entity’s policies or such Laws relating to the safeguarding of, and access to, classified information have been reported to the appropriate Governmental Entity and contracting parties as required by any Government Contracts or any Law relating to the safeguarding of, and access to, classified information.

3.21Real Property.

(a)No Company Entity owns any real property.

(b)Section 3.21(b)(i) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Leases for each Leased Real Property and the address of each Leased Real Property. Except as set forth on Section 3.21(b)(ii) of the Company Disclosure Letter, the Company Entities have good and marketable leasehold title to all Leased Real Property, free and clear of all Liens except Permitted Liens and with respect to each of the Leases: (i) the Company Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof and (ii) possession and quiet enjoyment of the Leased Real Property by the Company Entities under each Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease.

(c)All Leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such Lease by the Company Entities or, to the Knowledge of the Company, any other party thereto.

(d)There are no Orders, contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company Entities as currently conducted.

3.22Environmental.  Except as set forth on Section 3.22 of the Company Disclosure Letter: (a) the Company Entities are, and since December 31, 2015 have been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their Leased Real Property or their operation of their business; (b) no Company Entity has received any written notice, which remains unresolved, alleging any material violation of, or material Liability under, Environmental Laws; (c) no Hazardous Materials have been Released by any Company Entity or, to the Knowledge of the Company, by any other Person on, in, or under any property currently owned or leased by any Company Entity, or at any location where the Company or any predecessor in interest formerly operated, to the extent such a Release would reasonably be expected to result in material liability to any Company Entity under Environmental Laws; (d) no Company Entity is subject to any governmental order or have entered into any written agreement with any Governmental Entity or any other Person pursuant to which any Company Entity has expressly assumed responsibility for any material liability resulting from any material violation of Environmental Law or the Release, treatment, storage or disposal of Hazardous Materials; and (e) to the Knowledge of the Company, the Company has made available to Buyer all material reports from environmental audits, studies, investigations and assessments prepared or received since December 31, 2015 which are in the Company’s possession or reasonable control and related to (i) environmental conditions at any facilities or real property owned, operated or leased by the Company or its respective predecessors in interest; or (ii) any material liabilities of any Company Entity under Environmental Law.

3.23Affiliate Transactions.  Except as set forth on Section 3.23 of the Company Disclosure Letter, (a) no officer, director, manager, equityholder or Affiliate of any Company Entity (other than another Company Entity), or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual (i) owns any beneficial interest, is party to any agreement, contract, commitment or transaction with any Company Entity or has any ownership interest in any property (real or personal, tangible or intangible) owned by any Company Entity (including any Intellectual Property Rights), in each case other than employment agreements with a Company Entity or Employee Benefit Plans or (ii) receives any assets, properties or services from any Company Entity (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters); and (b) no portfolio company of Madison Dearborn Partners or any of its affiliated investment funds nor CoVant Series LGS or any of its Affiliates is a customer or supplier of the Company.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SELLERS

Each Company Seller (in each case, as to itself, and not as to any other Person and specifically not jointly or jointly and severally) hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

4.01Organization, Power and Authority.  Such Company Seller (i) is a duly organized, limited liability company, validly existing and in good standing under the laws of the State of Delaware and (ii) possesses all requisite corporate (or equivalent) power and authority necessary own the Purchased Units and to enter into and carry out the purchase and sale of its Purchased Units and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which such Company Seller is party.

4.02Authorization; No Breach.

(a)The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Company Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Company Seller.  This Agreement has been, and at the Closing, each Ancillary Agreement to which such Company Seller is party shall be, duly executed and delivered by such Company Seller.  This Agreement constitutes a valid and binding obligation of such Company Seller enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which such Company Seller is party, when executed and delivered by such Company Seller, shall constitute a valid and binding obligation of such Company Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)Assuming receipt of and subject to the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Company Seller is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, its Company Units or any of the assets of the Company Entities pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation or right, allow the imposition of any material fees or penalties, require the offering or making of any material payment or redemption under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of such Company Seller, any Law to which such Company Seller is subject, or any contract, agreement or instrument to which such Company Seller is party or bound.

4.03Title to Purchased Units.  Such Company Seller is the sole lawful record and beneficial owner of the Purchased Units set forth next to such Company Seller’s name on Section 4.03 of the Company Disclosure Letter.  Such Company Seller has good and valid title to such Purchased Units, and will deliver to Buyer at the Closing such Purchased Units, in each case, free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities laws or (ii) created or incurred by, or at the direction of, Buyer).

4.04Litigation.  There are no Actions pending or, to the knowledge of such Company Seller, threatened against such Company Seller or any of its assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Company Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.  There are no outstanding Orders against such Company Seller or any of its assets that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of such Company Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.

4.05Brokerage.  No Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Units or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Company Seller or its Affiliates for which Buyer, any Company Entity or Blocker would be liable following the Closing.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLER

The Blocker Seller, on behalf of itself and Blocker, hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

5.01Organization; Power and Authority.

(a)The Blocker Seller is a duly organized limited partnership validly existing and in good standing under the laws of the State of Delaware.  The Blocker Seller possesses all requisite limited partnership power and authority necessary to own the Purchased Shares and enter into and carry out the purchase and sale of the Purchased Shares and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which the Blocker Seller is party.

(b)Blocker is a duly organized corporation existing and in good standing under the laws of the State of Delaware.  Blocker possesses all requisite corporate power and authority necessary to own the Company Units owned by it and to enter into and carry out the transactions contemplated by this Agreement and each of the Ancillary Agreements to which Blocker is party.

5.02Capitalization of Blocker.  The authorized capital stock of Blocker consists of 1,000 shares of Blocker Common Stock, all of which, as of the date hereof, are issued and outstanding and owned of record by the Blocker Seller, free and clear of all Liens (other than Liens (i) arising under the Securities Act or applicable state securities Laws and (ii) created or incurred by or at the direction of Buyer). All of the Blocker Shares have been duly authorized and are validly issued, fully paid and non-assessable.  There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock or other Equity Securities of Blocker or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock or other Equity Securities of Blocker.  Except as set forth in Section 5.042 of the Company Disclosure Letter, as of the Closing, Blocker will not own, or hold any right to acquire, any shares of capital stock or any other equity security of any other Person (other than the Company). Other than the Company Units, as of the Closing, Blocker will not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.  Except as set forth on Section 5.02 of the Company Disclosure Letter, Blocker has not issued or agreed to issue any Equity Securities.

5.03Authorization; No Breach.

(a)The general partner of the Blocker Seller has (i) approved and authorized the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Blocker Seller is party and (ii) approved the consummation of the transactions contemplated hereby (including the sale of the Blocker Shares in connection herewith).  No other limited partner proceedings on the part of the Blocker Seller are necessary to authorize the transaction contemplated by this Agreement.  This Agreement has been, and at the Closing each Ancillary Agreement to which the Blocker Seller is party shall be, duly executed and delivered by the Blocker Seller.  This Agreement constitutes a valid and binding obligation of the Blocker Seller enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which the Blocker Seller is party, when executed and delivered by the Blocker Seller, shall constitute a valid and binding obligation of the Blocker Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)Assuming receipt of and subject to the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Blocker Seller is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, the Blocker Shares, the Company Units owned by Blocker or any of the other assets of Blocker pursuant to, (iv) give any third party the right to modify, amend, terminate, cancel or accelerate, or cause or result in any modification, amendment, termination, cancellation or acceleration of, any obligation, allow the imposition of any material fees or penalties, require the offering or making of any material payment or redemption under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to the Organizational Documents of the Blocker Seller or Blocker, any Law to which the Blocker Seller or Blocker is subject, or any contract, agreement or instrument to which the Blocker Seller or Blocker is party or bound.

5.04Ownership of Company Units.

(a)As of the Closing, Blocker will be the sole lawful record and beneficial owner of no more than 8.1% of the Company Units.

(b)As of the Closing, Blocker will have good and valid title to all Company Units then held by it, and will deliver to Buyer at the Closing all such Company Units, in each case, free and clear of all Liens (other than Liens (i) arising under the Securities Act and applicable state securities Laws, or (ii) created or incurred by, or at the direction of, Buyer).

5.05Conduct of Business.  Blocker is a holding company and does not directly engage in any of the business activities conducted by the Company Entities and does not directly own any assets or properties used by the Company Entities in the conduct of their respective businesses.  Except for liabilities and obligations incurred in connection with its incorporation, organization and capitalization, Blocker has not incurred, directly or indirectly, any liabilities and obligations or engaged in any business activities of any type or kind, other than holding a limited partnership interest in MDCP Legos Splitter, L.P., a Delaware limited partnership, which will have been liquidated as of the Closing, and activities ancillary to or contemplated by this Agreement.

5.06Tax Matters.

(a)Blocker has timely filed (taking into account available and timely obtained extensions) all Tax Returns it is required to file under applicable Laws and all such Tax Returns are true, correct and complete in all material respects. For the avoidance of doubt, nothing in this Section 5.06(a) shall be construed as a representation or warranty relating or attributable to a taxable period (or portion thereof) beginning on or after the Closing Date, including any representation or warranty regarding Tax basis, Tax attributes or Tax positions in any such taxable period.

(b)Blocker has paid all Taxes due and owing by it (whether or not shown on any Tax Returns) and has withheld and paid over to the appropriate Governmental Entity all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws.

(c)There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Blocker.

(d)No deficiency for any Tax has been asserted in writing or assessed by a Governmental Entity against Blocker which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have been established under GAAP.

(e)Blocker has not waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which waiver or extension is outstanding.

(f)No Tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to a material amount of Taxes of Blocker and none of the foregoing are threatened.

(g)No written claim has been made by a taxing authority in a jurisdiction where Blocker does not file Tax Returns that Blocker is or may be subject to Taxes assessed by such jurisdiction.

(h)Blocker has not ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return. Blocker is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502‑6 (or comparable provisions of state, local or non-U.S. Law) or (ii) as a transferee or successor, or by contract (other than a contract (x) entered into in the ordinary course of business or (y) the primary purpose of which is not Taxes).  Blocker is not party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than any agreement (x) entered into in the ordinary course of business or (y) the primary purpose of which is not Taxes).

(i)Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing; (iii) installment sale made prior to the Closing; (iv) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. law) made prior to the Closing; or (v) any prepaid amount received on or prior to the Closing Date.

(j)Blocker has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k)Blocker has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(l)Blocker is, and has been since its formation, properly classified as a corporation for U.S. federal and applicable state income tax purposes, and has never owned the securities of any entity other than Company and has never engaged in any material activity other than holding securities of the Company.

(m)No power of attorney is in effect with respect to the Blocker in respect of Taxes that would permit any Person to bind the Blocker following the Closing.

(n)The Sellers have made available to Buyer true, correct and complete copies of all Tax Returns of the Blocker, and examination reports and statements of deficiencies assessed against or agreed to by the Blocker since January 1, 2016.

5.07Litigation.  There are no Actions pending or, to the knowledge of the Blocker Seller, threatened against the Blocker Seller or Blocker or any of their respective assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of the Blocker Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.  There are no outstanding Orders against the Blocker Seller or Blocker or any of their respective assets that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of the Blocker Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.

5.08Brokerage.  No Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Shares or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Blocker Seller, Blocker or any of their respective Affiliates for which Buyer, any Company Entity or Blocker would be liable following the Closing.

Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers that:

6.01Organization and Entity Power.  Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.  Buyer is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.  Buyer possesses all requisite power and authority and all necessary Permits to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which Buyer is party.

6.02Authorization; No Breach.

(a)The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer.  This Agreement has been, and at the Closing, each Ancillary Agreement to which Buyer is party shall be, duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.  Each Ancillary Agreement to which Buyer is party, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b)Assuming receipt of and subject to the HSR Approval, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in, any Equity Securities of Buyer or any of the assets of Buyer pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational Documents of Buyer, any Law to which Buyer is subject, or any contract, agreement or instrument to which Buyer is party or bound, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

6.03Financing.  As of the date hereof and as of immediately prior to the Closing, Buyer has and will have sufficient cash on hand or other sources of immediately available funds to perform all obligations of Buyer required to be performed at the Closing, including payment of (i) the Estimated Purchase Price and any amounts which, by the terms of this Agreement, will reduce the Estimated Purchase Price and (ii) all of the out-of-pocket costs of Buyer arising from the consummation of the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement.

6.04Litigation.  There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their respective assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.  There are no outstanding Orders against Buyer or any of its Subsidiaries or any of their respective assets that (x) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements.

6.05Brokerage.  Other than the fees and expenses of J.P. Morgan Securities Inc. (which will be paid by the Buyer), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates.

6.06Solvency.  Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming that (i) the representations and warranties of the Company, the Company Sellers, and Blocker Seller contained in this Agreement are true and correct in all material respects (and, solely for purposes of this Section 6.06, without giving effect to any limitation or qualification as to materiality or Material Adverse Effect or other terms of similar import or effect), (ii) the Company Entities are Solvent immediately prior to the Closing, (iii) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company and the Sellers in all material respects and (iv) all cost estimates, financial or other projections and other predictions of the Company Entities have been prepared in good faith based upon assumptions that were and continue to be reasonable, at and immediately after the Closing, Buyer will be Solvent.

6.07Investigation.  Buyer acknowledges that Buyer (a) has conducted and is relying on its own investigation and analysis of the Company Entities and Blocker (including their business, results of operations, prospects and condition) in entering into the transactions contemplated hereby and (b) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Company Entities and Blocker operate and is capable of evaluating the merits and risks of the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has conducted a due diligence investigation of the Company Entities and Blocker. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.07 shall limit the right of the Buyer

Parties to rely on the representations and warranties of the Company expressly set forth in this Agreement (including Article 3), the representations and warranties of the Company Sellers expressly set forth in this Agreement (including Article 4) or the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including Article 5), nor will anything in this Agreement operate to limit or otherwise impair any claim by a Buyer Party arising out of actual, common law fraud in the making of the representations and warranties of the Company expressly set forth in this Agreement (including Article 3), the representations and warranties of Company Sellers expressly set forth in this Agreement (including Article 4) or the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including Article 5).

6.08Acquisition for Investment.  Buyer is acquiring the Purchased Securities solely for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act.  Buyer understands and agrees that the equity interests of the Company and Blocker have not been registered under the Securities Act or any state, local and foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Article 7
COVENANTS AND AGREEMENTS

7.01Access.  During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, and subject to applicable Law, the Company shall grant to Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company Entities and Blocker (including, where applicable, copies thereof); provided, that (a) such access does not unreasonably interfere with the normal operations of any Company Entity or Blocker or involve any environmental sampling or testing or any invasive or subsurface investigation, (b) all requests for such access shall be directed to Douglas Manya or such other Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives to the extent such access or disclosure (1) would waive any legal privilege, (2) would be in violation of applicable Laws (including the HSR Act and all other applicable Antitrust Laws), or (3) would disclose any source code or Trade Secret; provided, that the Company shall cooperate with Buyer to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company after consultation with counsel) reasonably be likely to violate any Law or result in the loss of such privilege. Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its employees, agents, advisors, counsel, Representatives and Affiliates not to) contact any officer, director, employee, customer, reseller, distributor, supplier, lessee, lessor or other material business relation of any Company Entity prior to the Closing without the prior written consent of the Company. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 7.01, and Buyer shall be liable to the Company for any failure of any of its Representatives to abide by the terms of the Confidentiality Agreement.

7.02Conduct of Business.  Except as set forth on Section 7.02 of the Company Disclosure Letter:

(a)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to), and Blocker Seller shall cause Blocker to, (i) conduct its business in the ordinary course of business in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization and assets; (B) keep available the services of its current officers and key employees; (C) preserve their current relationships with customers, suppliers and other persons with which they have significant business relations; and (D) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted.

(b)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as explicitly required or contemplated by this Agreement or applicable Law or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) in advance, the Company shall not, and shall not permit any of its Subsidiaries to and Blocker Seller shall cause Blocker not to, take (or omit to take) any action that would have been required to be disclosed on Section 3.07 of the Company Disclosure Letter if it were to have occurred during the period between the date of the Latest Balance Sheet and the date hereof.

7.03Reasonable Best Efforts; Further Assurances; Consents of Third Parties; Lien Releases.

(a)Subject to the terms of this Agreement, each of the parties hereto, shall cooperate and use their reasonable best efforts to: (i) cause the other parties’ conditions to Closing and the conditions set forth in Section 2.01 to be satisfied and for the Closing to occur as promptly as practicable and (ii) assist with planning for the post-Closing integration of Buyer and the Company Entities (including by making available the Company Entities’ information technology systems and personnel to assist with the transition and implementation of IT-related matters on the Closing Date), at the Buyer’s sole cost and expense, subject to limitations under applicable Law; provided, that the failure to provide such assistance as Buyer deems reasonably necessary as described in the foregoing clause (ii) shall not serve as a basis for a failure of the condition set forth in Section 2.02(b), and no party shall take any action designed to prevent, impede or delay the Closing.  Following the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated hereby.

(b)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Sellers and the Company shall (and shall cause the other Company Entities to), shall cooperate with the Buyer and use their reasonable best efforts to obtain all consents, approvals or authorizations of third parties under any Unclassified Contracts as may be required to transfer the benefits of such Unclassified Contracts to Buyer or one of its Subsidiaries; provided that, in no event shall “reasonable best efforts” of the Company Entities or the Sellers for purposes of this Section 7.03(b) include making any payment, agreeing to any adverse commercial term or incurring any liability (in each case, other than de minimis consent-related fees) in order to obtain any such consent, approval or authorization.

(c)During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use its reasonable best efforts to obtain evidence that each of the liens set forth on Schedule 7.03(c) have been terminated and released prior to the Closing.

7.04Regulatory Act Compliance.  The parties shall each file or cause to be filed, promptly (but in any event in the case of the initial notification required under the HSR Act on or prior to January 25, 2019, or on or before such later date as Buyer and the Company may mutually agree in writing) after the date of this Agreement, any notifications or the like required to be filed by Buyer or the Company, as applicable, under the HSR Act and all other applicable Antitrust Laws with respect to the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement (and shall specifically request early termination of the waiting period thereunder). Each of Buyer and the Company (as a Company Expense) shall pay 50% of any filing fees with respect to such filings.  The parties shall use their reasonable best efforts to respond to any requests for additional information made by any Antitrust Authorities and to take all actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods or other requirements under the HSR Act and all other applicable Antitrust Laws to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the Closing will occur no later than the Termination Date (assuming all other conditions to Buyer’s obligation to close have been satisfied or will be satisfied at the Closing), including resisting in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of any Antitrust Laws. Buyer agrees to take all actions that are necessary or advisable or as may be required by any Governmental Entity pursuant to any Antirust Law to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (1) any entities, assets or facilities of any Company Entity after the Closing or (2) any entity, facility or asset of Buyer or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements. Each of Buyer and the Company shall furnish to the other party such necessary information, documents and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Antitrust Laws, and shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity, and Buyer and the Company shall have the right to have a representative present at any such meeting, except, in the case of such right of the Company, for meetings (or portions thereof) the purpose of which is to discuss matters exclusively related to Buyer and its Affiliates.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not engage in any material action or enter into any material transaction or permit any material action to be taken or material transaction to be entered into, that would materially impair or delay Buyer's ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.  Without limiting the generality of the foregoing, none of Buyer, its Subsidiaries or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any material equity interest in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (x) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act, or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement pursuant to any applicable Antitrust Laws, or increase the risk of not being able to remove any such order on appeal or otherwise.

7.05Distribution of Cash and Cash Equivalents.  Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time, the Sellers shall be entitled to receive from the Company Entities and Blocker by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company Entities or Blocker prior to and as of the Adjustment Calculation Time, and to use such cash and cash equivalents to pay or repay any liabilities of the Company Entities or Blocker.  After the Adjustment Calculation Time and prior to the Closing, none of the Sellers, Blocker or any Company Entity shall, without the Buyer’s prior written consent, (i) transfer or pay to any Person, or otherwise dispose of, directly or indirectly, any Cash-on-Hand, or (ii) incur or repay any Indebtedness.

7.06Press Releases and Announcements.  The parties hereto agree that, from the date hereof through the Closing Date, except as required or expressly contemplated by this Agreement, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party hereto without the prior consent of the other party (which shall not be unreasonably withheld), except that (x) subject to reasonable prior consultation with Buyer, each of the Company Entities may make announcements from time to time to their respective employees, customers and suppliers and (y) each of the parties hereto may make announcements from time to time as is necessary to comply with applicable Law. Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued promptly following the date hereof and on or promptly following the Closing Date, in each case, in form and substance reasonably satisfactory to both Buyer and the Company. The parties hereto agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with Tax and financial reporting obligations; provided, that (i) the parties hereto may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 7.06 or such confidentiality obligations by the recipients of its disclosure), and (ii) Madison Dearborn Partners, LLC, CoVant Technologies and CoVant Management II, Inc. and each of their respective Affiliates may disclose on a confidential basis such terms and the existence of this Agreement and the transactions contemplated hereby to their respective Affiliates in order that such Persons may provide customary information on a confidential basis about the subject matter of this Agreement and the transactions contemplated hereby to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities.

7.07Confidentiality.  Buyer acknowledges that all information provided to it and to any of its Affiliates or any of their respective Representatives by the Company and its Affiliates or any of their respective Representatives (including pursuant to Section 7.01) is subject to the terms of that certain Confidentiality Agreement, dated as of November 16, 2018, by and between Buyer and the Company (the “Confidentiality Agreement”), the terms of which are hereby incorporated into this Agreement by reference; provided, that if there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern to the extent of such inconsistency.

7.08Director and Officer Indemnification and Insurance.

(a)Buyer shall not, and shall not permit any Company Entity to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Company Entity’s Organizational Documents or in any agreement relating to the exculpation or indemnification of, or the advancement of expenses to, former officers, managers and directors as in effect immediately prior to the Closing, it being the intent of the parties that the officers, managers and directors of the Company Entities prior to the Closing shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law (or to such lesser degree as may be expressly provided in such Company Entity’s Organizational Documents as of the date hereof).

(b)Prior to the Closing, the Company shall obtain at no expense to the beneficiaries one or more non-cancellable “tail” insurance policies with claims periods of at least six (6) years following the Closing, and with substantially equivalent coverage and amounts as, and containing terms no less favorable, in the aggregate, to the former officers, managers and directors of the Company Entities than, the Company’s director and officer liability insurance as of the date of this Agreement, including coverage for acts and omissions of the individuals who were officers, managers and/or directors of the Company or any Subsidiary (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing. The first $110,000 in costs with respect to such “tail” insurance policies pursuant to this Section 7.08(b) shall be paid 50% by Buyer and 50% by the Company (as a Company Expense) and any remaining costs shall be borne by the Company (as a Company Expense).  All costs borne by the Company pursuant to this Section 7.08(b) shall be referred to collectively as the “Seller Tail Costs”.

(c)In the event that Buyer or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Buyer or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 7.08.

(d)The obligations of Buyer and its Subsidiaries under this Section 7.08 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.08 applies without the consent of such affected Person.

7.09Certain Tax Matters.

(a)Seller Tax Returns. The Company Entities shall prepare or cause to be prepared and file or cause to be filed all Flow-Through Income Tax Returns for the Company Entities (including IRS Form 1065 and any state or local equivalent form) for all taxable periods ending on or before the Closing Date the due date of which is after the Closing Date (the “Seller Tax Returns”). Each such Seller Tax Return, except as otherwise required by applicable Law, shall be prepared in a manner that is consistent with past custom and practice of the relevant Company Entity using the historic tax return preparers of the Company Entities; provided that (x) Transaction Tax Deductions properly allocable to the Pre-Closing Taxable Period shall be deducted on such Seller Tax Returns and (y) such Seller Tax Returns shall include the Revenue Adjustment.  For the avoidance of doubt, the parties agree that the Company Entities shall make the election pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746 such that 70% of any success-based fees will be deductible for U.S. federal or state income tax purposes and shall be included in the calculation of Transaction Tax Deductions. The Company Entities shall provide the Seller Representative with the right to review, comment on and consent to the filing of such Tax Returns no later than twenty (20) days prior to the due date for filing such Tax Returns. The Company Entities shall make all such changes as are reasonably requested by the Seller Representative with respect to such Tax Returns.

(b)Buyer Tax Returns. Buyer shall timely prepare and file, or shall cause to be prepared and timely filed, all other Tax Returns of the Company Entities and Blocker with respect to any tax period ending on or before the Closing Date or Straddle Period, in each case, the due date of which is after the Closing Date (the “Buyer Tax Returns”).  Buyer shall prepare such Tax Returns, unless otherwise required by applicable Law, in a manner consistent with the past practices of the Company Entities and Blocker, provided that any Transaction Tax Deductions deducted on any such Tax Return shall be allocated to the tax period ending on the Closing Date or the portion of the Straddle Period ending on the Closing Date, as applicable, to the maximum extent permitted by applicable Law. Buyer shall provide the Seller Representative with the right to review and comment on any such Buyer Tax Returns no later than twenty (20) days prior to the due date for filing such Tax Return, and, with respect to any Flow-Through Income Tax Return or Tax Return that may impact the Taxes or liabilities of the Sellers or their indirect owners, Buyer shall consider in good faith any changes as are reasonably requested by the Seller Representative with respect to such Tax Returns.  Notwithstanding the preceding, (i) if a Buyer Tax Return is due within sixty (60) days of the Closing, then Buyer shall provide such Tax Return for the Seller Representative’s review and comment as soon as practicable (which may be less than twenty (20) days prior to the date of such Tax Return and (ii) in all events Buyer shall be permitted to file Tax Returns in a timely manner, provided that Buyer shall consider in good faith whether to amend any such Tax Return to the extent necessary to reflect any changes reasonably requested by the Seller Representative.

(c)Post-Closing Actions. Without the prior written consent of the Seller Representative, Buyer and its Affiliates shall not, and shall cause the Company Entities and Blocker not to, (i) other than with respect to the filing of Tax Returns pursuant to Section 7.09(a) or (b), file, amend or re-file any Tax Return with respect to a Company Entity or Blocker for a Pre-Closing Tax Period, (ii) agree to waive or extend the statute of limitations relating to any Taxes of any Company Entity or Blocker for any Pre-Closing Tax Period, (iii) make, revoke or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of a Company Entity or Blocker, (iv) make any Code Section 338 or Code Section 336 (or any similar provision under state, local, or non-U.S. Law) with respect to the acquisition of the Company Entities or Blocker, or (v) voluntarily approach any Tax authority regarding any Tax or Tax Return of a Company Entity or Blocker for a Pre-Closing Tax Period, in each case, only to the extent that the Sellers or their direct or indirect owners would incur any additional Tax liability for any Pre-Closing Tax Period or any unreimbursed costs in connection therewith.

(d)Tax Treatment.

(i)On the Closing Date, following the Closing, Buyer shall contribute the Company Units to the Blocker (the “Post-Closing Contribution”).  Buyer shall, to the extent permitted or required under applicable Law, (A) treat the date of the Post-Closing Contribution as the last day of the taxable period of the Company Entities for all Tax purposes (B) cause Blocker and Axios, Inc. to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date and (C) cause the Company’s status as a partnership for U.S. federal (and applicable state and local) income Tax purposes to terminate on the Closing Date pursuant to Section 708(b) of the Code and the regulations thereunder.

(ii)The parties agree that (A) Buyer shall be deemed to contribute the amounts paid pursuant to Section 1.04(c)(i) to Blocker, and following the Post-Closing Contribution, Blocker shall be deemed to contribute the amount described in clause (A) to the Company, then the Company shall be deemed to have repaid the Credit Facility in accordance with the terms of the Payoff Letter and (B) any deductions attributable to the repayment of the Credit Facility (“Payoff Deductions”) shall be for the account of Buyer (but subject to Section 7.09(f)) and allocable to the taxable period (or portions thereof) beginning after the Closing.

(e)Carrybacks. The Company Entities and Blocker shall not waive any carryback of any net operating loss, capital loss or credit on any Tax Return with respect to a Pre-Closing Tax Period. Buyer shall cause the Company Entities and Blocker to elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions and any pre-Closing losses generally to Pre-Closing Tax Periods to the fullest extent permitted by Law (using any available short-form or accelerated procedures).

(f)Tax Benefits. If any Severance and Retention Deductions, but only to the extent such amounts are not actually included as a tax asset in the calculation of Net Working Capital, or any Payoff Deductions, in each case, directly or indirectly result in a Tax Reduction in any taxable period ending after the Closing Date, Buyer shall, without duplication for any amounts previously paid hereunder, pay to the Sellers an amount equal to such Tax Reduction.  For purposes of this Section 7.09(f), the amount of any Tax Reduction shall be determined after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes) of Buyer, Blocker, the Company Entities and their Affiliates.  Payment of any Tax Reduction shall be made by Buyer to the Sellers, (x) in the case of a reduction in Tax liability, when the applicable Tax Return is filed (taking into account extensions), (y) in the case of a Tax refund, within ten (10) days after actual receipt of such refund, and (z) in the case of a credit, within ten (10) days after such credit is used to actually reduce a Tax liability.  In connection with the determination of any Tax Reduction, until all Severance and Retention Deductions and Payoff Deductions have been fully utilized, Buyer shall annually provide the Seller Representative with supporting documentation and other information with respect to the determination of such Tax Reduction and the amount of any Severance and Retention Deductions and Payoff Deductions which have not yet resulted in a Tax Reduction; provided that in no event shall Buyer be required to provide Seller Representative copies of any Tax Return of Buyer or its Affiliates or any confidential information.

(g)Reserved.

(h)Reserved.

(i)Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) Taxes based on or measured by income, receipts, payments, or payroll of Blocker or the Company Entities, as applicable, shall be determined based on an interim closing of the books as of the close of the Closing Date and (ii) all other Taxes shall be prorated based on number of days in each taxable period ending on, or beginning after, the Closing Date. For the avoidance of doubt, in connection with the preparation of a Flow-Through Income Tax Return for a Straddle Period pursuant to Section 7.09(b), the items on such Tax Return shall be allocated as between the portion of the Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date based on the interim closing of the books method and the calendar day convention provided in Code Section 706 and the Treasury Regulations thereunder (or any corresponding provision of state or local Law).

(j)Cooperation. Buyer, Blocker, the Company Entities and the Seller Representative shall use reasonable efforts to cooperate as and to the extent reasonably requested in connection with the filing of Tax Returns pursuant to this Section 7.09 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of such Tax Return or the conduct of any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that Buyer shall be entitled to withhold or redact any portion of such records and information that do not pertain exclusively to a Company Entity or Blocker, including any consolidated tax returns of Buyer or its Affiliates.

(k)Tax Contests.

(i)Buyer shall promptly forward or cause to be promptly forwarded to the Seller Representative all written notifications and other communications from any Tax authority relating to the Blocker or any Company Entity with respect to a taxable period ending on or before the Closing Date to the extent that such matter would reasonable be expected to affect the Tax liability of the Sellers (or any of their direct or indirect owners) (a “Seller Tax Matter”).

(ii)The Seller Representative shall have the right (but not the obligation) to control any audit or examination by any Tax authority or any other judicial or administrative proceeding (a “Tax Contest”) with respect to any Seller Tax Matter (a “Seller Tax Contest”); provided, however, that the Seller Representative shall provide to Buyer (at Buyer’s sole cost and expense) reasonable participation rights with respect to so much of any such Seller Tax Contest that would reasonably be expected to materially affect the Tax liability of Buyer, Blocker or any of the Company Entities for any Straddle or Post-Closing Tax Period, which, for the avoidance of doubt, shall include any imputed underpayment payable by any Company Entity pursuant to Code Section 6221-6241.  The Seller Representative shall not enter into any settlement of, or otherwise compromise, any such Seller Tax Contest that could adversely affect the liability of Buyer, Blocker or any of the Company Entities for any Taxes as to which the Sellers would not be liable hereunder without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iii)If, after receiving written notice of a Seller Tax Contest, the Seller Representative does not exercise its control rights pursuant to Section 7.09(k)(ii) with respect to such Seller Tax Contest, Buyer shall control the conduct of such Tax Contest.

(iv)Buyer shall have the right to control any Tax Contest other than a Seller Tax Contest; provided, however, that Buyer shall provide the Seller Representative (at the Seller Representative’s sole cost and expense) reasonable participation rights with respect to so much of any Tax Contest that would reasonably be expected to affect the Tax liability of the Sellers.

(l)Purchase Price Allocation. The portion of the Purchase Price allocable to the Company Sellers, as finally determined pursuant to Section 1.05 (plus the corresponding portion the liabilities of the Company and other items required to be taken into account for income tax purposes) shall be allocated among the ratable portion of the assets of the Company in accordance with the principles of the Code and the Treasury Regulations thereunder and the methodologies set forth in Schedule 7.09(l) (the “Allocation”). The Buyer shall deliver to the Seller Representative a draft allocation within sixty (60) days after the final determination of the Purchase Price pursuant to Section 1.05 (the “Draft Allocation”). The Seller Representative shall review the Draft Allocation and provide the Buyer with comments within thirty (30) days of the date that the Seller Representative received the Draft Allocation and the Buyer shall prepare a final allocation schedule and shall consider the Seller Representative’s comments in good faith (the “Final Allocation”). Any disputes with respect to the Draft Allocation or Final Allocation shall be resolved pursuant to the procedures described in Section 1.05 mutatis mutandis and the resolution of such disputes shall be incorporated by Buyer into the Final Allocation. The parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the Final Allocation and (ii) shall not take any action or position for Tax purposes that is inconsistent with the Final Allocation, except, in each case, to the extent required by a final determination pursuant to Code Section 1313(a). If the Purchase Price is adjusted pursuant to this Agreement, the Final Allocation shall be adjusted as appropriate and Buyer and the Seller Representative shall cooperate in good faith in making any such adjustments.

(m)Section 754 Elections.  With respect to each Tax Return of any Company Entity that is classified as a partnership for U.S. federal and all applicable state and local income Tax purposes that ends on the Closing Date, at the request of the Buyer, the Company Entities shall include an election under Code Section 754 (and any equivalent election under state, local or non-U.S. Tax Law) with respect to the taxable year that ends on the Closing Date to the extent that such an election is not already in place.

7.10Exclusivity.  Each Seller and the Company agrees that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, such Seller and the Company shall not, and the Company and the Blocker Seller shall cause the other Company Entities and the Blocker, respectively, not to, and the Sellers and the Company shall instruct their respective Representatives not to, directly or indirectly, (a) provide any non-public information to any third party (including via access to any data room or other records) other than Buyer and its Representatives with respect to any Company Transaction, (b) solicit, initiate, facilitate or encourage proposals, offers or inquiries from a third party other than Buyer with respect to any Company Transaction, (c) participate in any negotiations, conversations, discussions or other communications with any third party other than Buyer and its agents and representatives with respect to any Company Transaction or (d) enter into a letter of intent, agreement in principle, memorandum of understanding or other agreement with a third party other than Buyer with respect to any Company Transaction. The Company shall notify Buyer immediately, but in any event with 24 hours, if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction, which notification shall include the identity of the Person making such proposal, offer, inquiry or contact and the proposed terms thereof.  Upon execution and delivery of this Agreement by all parties hereto, each Seller and the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to a Company Transaction.

7.11Expenses; Transfer Taxes.  If this Agreement is terminated prior to consummation of the Closing, each party hereto shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable Law. If the Closing occurs, then all transfer, property, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company (as a Company Expense).

7.12Certain Post-Closing Access Provisions.

(a)For a period of seven (7) years, or, if shorter, the applicable period specified in Buyer’s document retention policy, after the Closing Date, Buyer shall use commercially reasonable efforts to preserve and retain, or to cause the Company Entities and Blocker to preserve and retain and maintain, in an accessible form, all material corporate, accounting, legal and Tax books and records of the Company Entities and Blocker relating to the conduct of the business and operations of the Company Entities and Blocker prior to the Closing Date and after such period and prior to the destruction of such books and records, Buyer shall upon written request of the Seller Representative offer to the Seller Representative possession or transfer of such books and records (which offer must be accepted within thirty (30) days after receipt thereof or it will be deemed to have been rejected); provided, however, that the Seller Representative and its Representatives will agree in advance to a customary confidentiality agreement with respect to such information.

(b)After the Closing Date, Buyer shall cause the Company Entities and Blocker to permit the Seller Representative (and its counsel, advisors, agents or other representatives reasonably requiring such access in light of the purpose therefor) to have reasonable access, during normal business hours and on reasonable advance notice, to inspect and copy (including in electronic form), all materials referred to in this Section 7.12 and to meet with officers and employees of Buyer and the Company Entities and Blocker on a mutually convenient basis in order to obtain explanations with respect to such materials, and to obtain additional information and to call such officers and employees as witnesses, in each case, at the sole expense of the Seller Representative; provided, however, that the Buyer shall be entitled to withhold or redact any portion of such Tax records or information that do not pertain exclusively to a Company Entity or Blocker, including any consolidated tax returns of Buyer or its Affiliates and the Seller Representative and its Representatives will agree in advance to a customary confidentiality agreement with respect to such information.

(c)Notwithstanding anything to the contrary contained in this Agreement, in the event that providing access to the foregoing materials would violate applicable Law or of any litigation or threatened litigation between the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 7.12 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney client privilege or any similar privilege.

7.13280G Cooperation.  The Company Seller will use reasonable best efforts to cause the Company Entities to submit to any applicable equityholder vote before the Closing Date the right of any “disqualified individual” (as defined in Code Section 280G(c)) to receive any and all payments and other benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Code Section 280G(b)(2)(A)(i)) so that in the event of the applicable approval, no payment received or which could be received by such “disqualified individual” would be a “parachute payment” under Code Section 280G(b). Before any such submission to equityholders, the Company Seller will cause the Company Entities to provide disclosure to the applicable equityholders in a manner that complies with the stockholder approval requirements under Code Section 280G(b)(5)(B) and the Treasury Regulations promulgated thereunder, including Q&A 7 of Treasury Regulations Section 1.280G-1. Within no later than three (3) Business Days prior to such vote, Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the equityholders in connection with such vote (including the underlying calculations) and any required disqualified individual waivers or consents. The parties acknowledge that this Section 7.13 shall not apply to any Buyer Arrangements. In the event that Buyer provides to the Company Seller, no less than ten (10) Business Days prior to the Closing Date, a written description of any Buyer Arrangements, the Company Seller shall cause the Company Entities to include such description in any materials disclosed to equityholders in connection with soliciting shareholder approval in accordance with this Section 7.13; provided, however, that compliance with the remainder of this Section 7.13 shall be determined as if such Buyer Arrangements had not been entered into. The parties hereto acknowledge that the Company Seller cannot compel any disqualified individual to waive any existing rights under a contract with any Company Entity and the Company Seller shall not be deemed in breach of this Section 7.13 with respect to any disqualified individual who refuses to waive any such right after the Company Seller has used its reasonable best efforts to obtain such waiver from such disqualified individual; provided, that for the avoidance of doubt, such reasonable best efforts shall not require the Company Seller or any Company Entity to pay any additional amounts to such individual.

7.14Seller Release.  The Sellers, at or prior to the Closing, shall execute and deliver to the Company, for the benefit of the Blocker and the Company Entities, a general release and discharge, in substantially the form attached hereto as Exhibit G attached hereto (each, a “Seller Release”).

7.15Restructuring.  The Sellers shall cause the Restructuring to occur prior to the Closing, and all documentation evidencing the Restructuring shall be in form and substance reasonably acceptable to the Buyer.

7.16Certain Employee Covenants.

(a)In the event that any Covered Employee ceases to be employed by a Company Entity or Buyer or any of its Affiliates at any time during the twelve (12) month period following the Closing Date, Buyer will cause such Covered Employee to receive the same benefits and payments as would have been received by such Covered Employee if the LGS Plan were to have remained in effect for the benefit of such Covered Employee at the time of such cessation of employment. Any benefits or payments made to any Covered Employee by the Buyer or any of its Affiliates (including the Company Entities) shall take into account service by each Covered Employee with the Company or any of its Subsidiaries prior to the Closing to the same extent such service was recognized by the Company Entities on the Closing Date. Notwithstanding anything to the contrary contained herein, nothing in this Section 7.16, express or implied, shall confer upon any Person other than the parties to this Agreement and their respective permitted successors and assigns any legal or equitable rights or remedies of any nature whatsoever (including any third-party beneficiary rights) with respect to the provisions of this Section 7.16.

(b)At any time and from time to time during the eighteen (18) month period following the Closing Date, in the event that any payment becomes due and owing by Buyer or its Affiliates (including the Company Entities) pursuant to any Severance Agreement, Buyer shall have the right to give written notice to the Sellers’ Representative setting forth (i) the Termination Date of the applicable Severance Recipient, (ii) a calculation of the aggregate payment due and owing to such Severance Recipient and (iii) a reasonably detailed calculation of the Seller Severance Agreement Payment Amount with respect to such Severance Recipient. Within five (5) Business Days following the date of any such written notice, the Sellers’ Representative shall (on behalf of each Seller in accordance with such Seller’s Pro Rata Portion) pay by wire transfer of immediately available funds such Seller Severance Agreement Payment Amount to or as designated in writing by the Buyer.

(c)Promptly following the end of each calendar quarter during the 12-month period following the Closing Date, Buyer shall deliver a written notice to the Sellers’ Representative setting forth, in reasonable detail, (i) the names of any Covered Employees who have ceased to be employed by a Company Entity or Buyer or any of its Affiliates at any time during such 12-month period, (ii) the aggregate amount due and owing by the Buyer and its Affiliates (including the Company Entities) to all such Covered Employees under the LGS Plan, and (iii) a calculation of the Seller Post-Closing Payment Amount.  Within five (5) Business Days following the date of any such written notice, the Sellers’ Representative shall (on behalf of each Seller in accordance with such Seller’s Pro Rata Portion) pay by wire transfer of immediately available funds such Seller Post-Closing Payment Amount to or as designated in writing by the Buyer.

(d)Prior to the Closing, the Sellers shall use reasonable best efforts to cause each Retention Agreement to be amended to provide that all Retention Agreement Payments due thereunder are payable at the Closing.

Article 8
TERMINATION

8.01Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by the mutual written consent of Buyer and the Seller Representative;

(b)by Buyer, if (x) the Sellers have failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.01 or Section 2.02 (and such violation or breach has not been waived by Buyer) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof to the Seller Representative from Buyer and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to Buyer at any time that Buyer has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of any of the Sellers’ conditions to Closing hereunder (and has not been waived by the Seller Representative);

(c)by the Seller Representative, if (x) Buyer has failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would, if not cured, prevent the satisfaction of any condition to the obligations of the Sellers’ at the Closing set forth in Section 2.01 or Section 2.03 (and such violation or breach has not been waived by the Seller Representative) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof from the Seller Representative and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Seller Representative at any time that any Seller has violated, or are in breach of, any covenant, representation or warranty hereunder if such breach would prevent, if not cured, prevent satisfaction of any of Buyer’s conditions to Closing hereunder (and has not been waived by Buyer);

(d)by Buyer or the Seller Representative, if (i) there shall be any Law that makes consummation of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the other transactions contemplated hereby; or

(e)by Buyer or the Seller Representative, if the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement have not been consummated on or prior to the Termination Date; provided, that (x) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby prior to the Termination Date and (y) the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby prior to the Termination Date.

8.02Effect of Termination.  In the event of any termination of this Agreement by Buyer or the Seller Representative as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect, and there shall be no further liability or obligation on the part of any party hereto to any other party hereto with respect to this Agreement; provided, that (a) this Section 8.02 and Section 7.06, Section 7.07, Section 7.10 and Article 10 shall survive the termination of this Agreement and shall be enforceable by the parties hereto, and (b) notwithstanding anything to the contrary contained in this Agreement, no such termination shall (i) relieve any party hereto from liability for actual, common law fraud in the making of the representations and warranties of such party expressly set forth in this Agreement or any Willful Breach of this Agreement prior to termination, or (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s surviving obligations following termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the failure of Buyer to consummate the Closing when required pursuant to Section 1.03 hereof shall be deemed to constitute a Willful Breach of this Agreement for all purposes.

Article 9
DEFINITIONS

9.01Definitions.  For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:

“Action” means any claim, action (by any private right of action of any Person or by any Governmental Entity), suit, litigation or other proceeding (including any administrative, criminal, arbitration or mediation proceeding).

“Adjustment Amount” has the meaning set forth in Section 1.05(e).

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other Equity Securities, directly or indirectly, of any other Person.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or non-U.S. Law).

“Agreed Accounting Principles” means GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, in each case only to the extent that such methodologies, practices, estimation techniques, assumptions and principles are themselves compliant with GAAP.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement and each Seller Release.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign laws or judgments, orders or decrees of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 1.05(d).

“Assets” has the meaning set forth in Section 3.08.

“Base Purchase Price” means $750,000,000.

“Blocker” has the meaning set forth in the Preamble.

“Blocker Common Stock” means the common stock, par value $0.01 per share, of Blocker.

“Blocker Seller” has the meaning set forth in the Preamble.

“Blocker Shares” has the meaning set forth in the Recitals.

“Business Day” means any day of the year not a Saturday or a Sunday on which national banking institutions in New York, New York and Chicago, Illinois are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 3.16(e).

“Buyer Fundamental Representations” means the representations and warranties contained in Section 6.01, Section 6.02(a) and Section 6.05.

“Buyer Indemnified Parties” means Buyer and its Affiliates and each of their respective Representatives.

“Buyer Parties” means Buyer, any Affiliate of Buyer (including the Company Entities after the Closing) and each of their respective Representatives, successors and assigns.

“Buyer Tax Return” has the meaning set forth in Section 7.09(b).

“CACI Plan” means the Buyer’s severance plan as in effect as of the date hereof, an accurate and complete copy of which has been provided to the Sellers.

“Cash-on-Hand” means the aggregate amount of all cash and cash equivalents of the Company Entities and Blocker (net of bank overdrafts and negative cash balances in other accounts), as adjusted for any deposits in transit, outstanding checks and wires, excluding any amounts relating to credit card receivables or Restricted Cash, in each case, as determined in accordance with the Agreed Accounting Principles.

“Classified Contracts” means any contracts, agreements and instruments to which any Company Entity is a party that, in whole or in part, have been classified by the United States government with respect to the disclosure of information.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Balance Sheet” has the meaning set forth in Section 1.05(b).

“Closing Cash-on-Hand” means the sum of (i) Cash-on-Hand of the Company Entities and Blocker as of the Adjustment Calculation Time, minus, (ii) any Cash-on-Hand of the Company Entities and Blocker distributed to any Seller (by way of dividend or otherwise) after the Adjustment Calculation Time and prior to the Closing.

“Closing Indebtedness” means the sum of (i) the aggregate Indebtedness of the Company Entities and Blocker as of immediately prior to Adjustment Calculation Time, plus, (ii) the aggregate amount of any Indebtedness of the Company Entities and Blocker that is repaid after the Adjustment Calculation Time and prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Statement” has the meaning set forth in Section 1.05(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company and Seller Fundamental Representations” means the representations and warranties contained in Section 3.01(a), Section 3.02(a), Section 3.03(a), Section 3.13, Section 4.01, Section 4.02(a), Section 4.03, Section 4.05, Section 5.01, Section 5.02, Section 5.03(a), Section 5.04, and Section 5.08.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Company Expense Payoff Instructions” means an itemized list of all, and amounts of all, Company Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee.

“Company Expenses” means without duplication, to the extent not paid prior to the Adjustment Calculation Time and to the extent not included in the calculation of Closing Net Working Capital (i) all costs, fees and expenses incurred by the Company Entities and Blocker in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants), (ii) all Liabilities of the Company Entities and Blocker for payment of any transaction or change of control bonuses and similar obligations that are owed to any Person as of the Closing or that will be triggered solely by the consummation of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any such amounts payable pursuant to the Buyer Arrangements), (iii) all Retention Agreement Payments, (iv) any Transfer Taxes, (v) 50% of the fees of the Escrow Agent, (vi) the Seller Tail Costs and (vii) 50% of the filing fees incurred with respect to all filings made pursuant to the HSR Act and any Antitrust Laws.

“Company Sellers” has the meaning set forth in the Preamble.

“Company Systems” means the Software, computer firmware, computer hardware, servers, systems, networks, workstations, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals, and computer systems, including any outsourced systems and processes and all other information technology equipment owned or used by any of the Company Entities.

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization involving any of the Company Entities or Blocker, (ii) merger or consolidation involving any Company Entity or Blocker, (iii) direct or indirect sale of all or any assets of any of a Company Entity or Blocker (other than sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer useful to the business of the applicable Company Entity or Blocker as a whole) or all or any Equity Securities (including any rights to acquire, or securities convertible into or exchangeable for, any such Equity Securities) of a Company Entity or Blocker or (iv) similar transaction or business combination involving the Company Entities or Blocker or their respective businesses or assets.

“Company Units” has the meaning set forth in the Recitals.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to any of the Company Entities or any of their respective business relations or business activities. Confidential Information includes the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, a Company Entity’s customers, resellers, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; and (iii) other non-public or confidential Intellectual Property Rights.

“Confidentiality Agreement” has the meaning set forth in Section 7.07.

“CoVant Series LGS” has the meaning set forth in the Preamble.

“Covered Employee” means each person set forth on a schedule to be provided by Buyer to the Sellers prior to the Closing Date.

“Credit Facility” means that certain Credit Agreement, dated as of July 18, 2017, by and among the Company, LGS Innovations LLC, Axios Technologies, Inc., Bank of America, N.A. and the other parties named therein, and each of the Loan Documents (as defined therein), in each case, as amended, restated, modified or supplemented from time to time.

“Current Government Contracts” has the meaning set forth in Section 3.20(a).

“Data Security Requirements” means all of the following to the extent relating to Data Treatment or otherwise relating to privacy, Personal Data, security, or security breach notification requirements and applicable to the conduct of any Company Entity’s business: (a) the Company Entities’ own rules, policies, and procedures; and (b) all applicable Laws, rules and regulations.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any sensitive or confidential information or data (whether in electronic or any other form or medium), including any Personal Data.

“Designated Contacts” has the meaning set forth in Section 7.01.

“Employee Benefit Plan” has the meaning set forth in Section 3.16(a).

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and human exposure to Hazardous Materials that are in effect on or prior to the Closing Date.

“Equity Securities” means with respect to any Person, all (i) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (ii) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (iii) obligations, evidences of indebtedness or other securities or interests having the right to vote or convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 1.04(b).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.04(b).

“Escrow Deposit Amount” means $10,000,000.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.05(a).

“Estimated Closing Cash-on-Hand” has the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).

“Estimated CoVant Series LGS Purchased Units Purchase Price” means the portion of the Estimated Purchase Price to be paid to CoVant Series LGS in respect of the Purchased Units held by CoVant Series LGS as set forth in the Estimated Closing Statement.

“Estimated Legos Holdings Purchased Units Purchase Price” means the portion of the Estimated Purchase Price to be paid to Legos Holdings in respect of the Purchased Units held by Legos Holdings as set forth in the Estimated Closing Statement.

“Estimated Purchase Price” has the meaning set forth in Section 1.05(a).

“Estimated Purchased Shares Purchase Price” means the portion of the Estimated Purchase Price to be paid to the Blocker Seller in respect of the Purchased Shares as set forth in the Estimated Closing Statement.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, import and anti-boycott controls, including, without limitation,  the International Traffic in Arms Regulations, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 1.05(f).

“Financial Statements” has the meaning set forth in Section 3.04.

“Flow Through Income Tax Return” means a Tax Return of a Company Entity that reports taxable income with respect to any of the Company Entities but with respect to which the direct or indirect beneficial owners of such Company Entity, and not the Company Entity itself, are required to pay the related Tax (including, for the avoidance doubt Form 1065 and any similar state or local tax form).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any outstanding quotation, offer, bid or proposal by any Company Entity prior to the Closing Date that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any contract, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind entered into by any Company Entity, on the one hand, and either (a) any Governmental Entity, or (b) any prime or high-tier contractor to any Governmental Entity (in its capacity as such).  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, and shall be part of the Government Contract to which it relates.

“Government Official” has the meaning set forth in Section 3.18.

“Governmental Entity” means (i) any federal, state, local, municipal, non-U.S. or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal (including any grand jury); or (iv) any agency, authority, board, bureau, arbitrator (public or private) commission, department, office or instrumentality of any nature whatsoever of any federal, state, provincial, local, municipal or non-U.S. government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Materials” means any waste, pollutant, contaminant, toxic or corrosive substance, radioactive substance, hazardous waste, industrial substance, by product, process intermediate product or waste, petroleum or petroleum derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste (including asbestos in any form, urea formaldehyde or polychlorinated biphenyls), in each case which is regulated by any applicable Environmental Law due to its dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in Section 2.01(a).

“Indebtedness” means, with respect to any Person and without duplication, the aggregate amount of (i) all Liabilities of such Person for borrowed money, in respect of loans or advances or which are secured by a Lien (other than a Permitted Lien pursuant to clauses (i) or (ii) of the definition thereof), (ii) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments (excluding, for the avoidance of doubt, obligations related to any banker’s acceptance, payment, performance or surety bond or other type of surety agreement, in each case, to the extent not drawn), (iii) all reimbursement obligations of such Person under or pursuant to letters of credit or other similar instruments or arrangements by which such Person assures a creditor against loss, to the extent any such letters of credit or similar instruments or arrangements have been drawn, (iv) all Liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business and included in the calculation of Closing Net Working Capital), (v) all Liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized (excluding, for the avoidance of doubt, leases which are classified by the Company Entities as operating leases), (vi) all Liabilities of such Person under any swap, hedging, derivative or similar transaction, (vii) all Company Expenses, (viii) all Liabilities of such Person for guarantees of another Person in respect of Liabilities of the type set forth in the foregoing clauses (excluding, with respect to a Company Entity, Liabilities of such Company Entity for guarantees of another Company Entity in respect of Liabilities, to the extent that the guaranteed Liabilities also constitute Indebtedness hereunder), and (ix) all Liabilities of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing Liabilities.

“Intellectual Property Rights” means any and all intellectual property of any kind or description in any jurisdiction throughout the world, and all corresponding rights, including the following: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights, rights in software and all applications, registrations, and renewals in connection therewith; (iv) Trade Secrets; and (v) other registrations, issuances and certificates and associated proprietary rights with respect to any of the foregoing.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means, when referring to the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company, the actual knowledge, after reasonable inquiry of each such person’s direct reports, of any of Kevin Kelly, Robert Gallegos, Jeff Beck, Douglas Manya, Chris McCall, Theresa Quallich, Linda Braun, Kevin McNeill, Jay Moorman and Ray Ivie.

“Latest Balance Sheet” has the meaning set forth in Section 3.04.

“Law” means any federal, state, local, municipal or non-U.S. statute, law, ordinance, regulation, rule, code, judicial or administrative order, principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company Entities hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Entities.

“Legos Holdings” has the meaning set forth in the Preamble.

“LGS” means LGS Innovations LLC and its Subsidiaries.

“LGS Plan” means the LGS Innovations LLC severance plans as in effect as of the date hereof.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, fine, expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when or by whom asserted.

“Lien” means any claim, limitation, condition, equitable interest, option, restriction of any kind (other than those created under applicable securities laws), mortgage, pledge, security interest, license, encumbrance, lien or charge (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Majority Holders” has the meaning set forth in Section 10.18.

“Material Adverse Effect” means any change, condition, effect, occurrence, circumstance, result, state of facts or development that, individually or in the aggregate, (x) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Entities and Blocker, taken as a whole or (y) prevents or materially impairs or delays the ability of the Sellers or the Company to enter into this Agreement, perform their obligations hereunder or consummate the transaction contemplated hereby; provided, however, that, in the case of clause (x) only, a “Material Adverse Effect”

shall not include, either alone or in combination, any effect to the extent arising or resulting from one or more of the following: (i) changes in conditions in the industries or markets in which the Company Entities operate or participate, changes in the U.S. economy or financial markets or any non-U.S. economy or financial markets in any location where the Company or any of its Subsidiaries has material operations or sales; (ii) the taking of any action by Buyer or any of its Affiliates in violation of this Agreement, (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions and other force majeure events in the United States or any other any location where the Company or any of its Subsidiaries has material operations or sales after the date hereof; (iv) national or international political or social conditions (or changes in such conditions), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) any change after the date hereof in GAAP or Law; (vi) actions taken at the express request of Buyer; (vii) any action expressly required by this Agreement; (viii) the announcement of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement; or (ix) any failure by the Company to meet any projections, forecasts or revenue or earnings projections; provided that the underlying cause of the Company’s failure to meet such projections, forecasts or revenue or earnings projections shall be taken into account to the extent not otherwise excluded hereunder; provided, further, that in the case of the foregoing clauses (i), (iii), (iv) and (v), such matters shall be taken into account to the extent that any such matters disproportionately impact the Company Entities and Blocker, taken as a whole, relative to other businesses in the industries in which the Company Entities operate or participate.

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Net Working Capital” means the consolidated current assets of the Company Entities and Blocker as of the Adjustment Calculation Time in the asset categories set forth on Exhibit F attached hereto minus the consolidated current liabilities of the Company Entities and Blocker as of the Adjustment Calculation Time in the liability categories set forth on Exhibit F attached hereto, in each case, as determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Net Working Capital shall (x) exclude Cash-on-Hand, Indebtedness and deferred tax assets and deferred tax liabilities and (y) include current tax assets and current tax liabilities, including, without duplication, all Unpaid Pre-Closing Income Taxes, and a deemed current liability in the amount of $2,500,000 in respect of certain potential tax exposures. An illustrative calculation of Net Working Capital, which includes the reserves identified above as of the date of the Latest Balance Sheet is set forth on Exhibit F attached hereto.

“Notice of Disagreement” has the meaning set forth in Section 1.05(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf License” means any license for, commercially available “off-the-shelf” Software that is used by any of the Company Entities for which the applicable Company Entity pays an aggregate fee, royalty, or other consideration for any such software or group of related Software licenses of no more than $100,000 in the aggregate annually.

“Open Source Software” means a license of an item of software that is licensed pursuant to: (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (ii) any license to software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, including any Reciprocal Public License.

“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, sentence, subpoena, assessment, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

“ordinary course of business” means the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

“Payoff Letter” means, with respect to indebtedness for borrowed money under the Credit Facility, a payoff letter and wire instructions in customary form providing the Company with a confirmation that all Liens and all payment obligations with respect to such indebtedness for borrowed money have been or will have been released effective as of the payment in full of such indebtedness as indicated therein; provided that, for the avoidance of doubt, such payoff letter shall not be required to include any waiver or release of indemnification, contribution or other obligations of the Company or its Subsidiaries under, or that otherwise survive termination of, the Credit Facility.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity or Blocker and, in either case, for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case, for which appropriate reserves have been established in accordance with GAAP and which shall be paid in full and released at Closing; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property that are of record and are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the occupancy or use of such Leased Real Property in the operation of the applicable Company Entity’s business conducted thereon; (v) licenses of Intellectual Property Rights; and (vi) those items set forth on Section 9.01 of the Company Disclosure Letter, in each case, that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company Entities as currently conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that identifies and/or contacts a natural person, in each case, to the extent protectable under applicable Law.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.17.

“Pro Rata Portion” means the percentage set forth across from each Seller’s name in the Estimated Closing Statement.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchased Securities” has the meaning set forth in the Recitals.

“Purchased Units” has the meaning set forth in the Recitals.

“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, escaping, migration, dumping or disposing into the environment (including the air, soil, surface water or groundwater) from any source.

“Remaining Escrow Funds” has the meaning set forth in Section 1.05(f).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person.

“Representative Expenses” has the meaning set forth in Section 10.20.

“Restricted Cash” means all cash deposits, cash in reserve accounts, cash escrow accounts and guaranty accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement in each case to the extent subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Restructuring” has the meaning set forth in the Recitals.

“Retention Agreement Payments” means all payments due or that may become due under the Retention Agreements.

“Retention Agreements” means those certain agreements between the Company, on the one hand, and the individuals set forth on Schedule 9.01(b), on the other hand.

“Revenue Adjustment” means the additional income inclusion under Code Section 481(a) resulting from the changes in accounting method described on Exhibit H.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List, maintained by the UN Security Council Committee (collectively, “Restricted Party Lists”); (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of, or any Person that is organized, resident or located in, a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws, regulations, embargoes or restrictive measures relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” has the meaning set forth in Section 10.17.

“Seller Parties” means each Seller, any Affiliate of a Seller, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Seller Post-Closing Payment Amount” means an aggregate amount equal to the excess of (i) the aggregate amount due and owing under the LGS Plan to all Covered Employees who have ceased to be employed by a Company Entity at any time during the twelve (12) month period following the Closing Date, over (ii) the aggregate amount that would have been due and owing to all such Covered Employees if the CACI Plan were to have applied to such Covered Employees; provided, that in no event shall the Seller Post-Closing Payment Amount exceed $2,000,000.

“Seller Release” has the meaning set forth in Section 7.14.

“Seller Representative” has the meaning set forth in Section 10.18.

“Seller Representative Expense Amount” means $5,000,000.

“Seller Severance Agreement Payment Amount” means, with respect to each Severance Recipient, an amount equal to the product of (a) the total payment amount due to such Severance Recipient under such Severance Recipient’s Severance Agreement and (b) a fraction, the numerator of which shall equal the number of days between and including each of the Termination Date (as defined in such Severance Agreement) of such Severance Recipient and the 18-month anniversary of the Closing Date, and the denominator of which shall equal the number of days between and including each of the Closing Date and the 18-month anniversary of the Closing Date.

“Seller Tail Costs” has the meaning set forth in Section 7.08(b).

“Seller Tax Contest” has the meaning set forth in Section 7.09(k)(ii).

“Seller Tax Matter” has the meaning set forth in Section 7.09(k)(i).

“Sellers” has the meaning set forth in the Preamble.

“Severance Agreements” means those certain agreements between the Company, on the one hand, and the Severance Recipients, on the other hand.

“Severance and Retention Deductions” means any amounts to the extent deductible for applicable income Tax purposes using a “more likely than not” standard arising from the payment of (i) any Seller Severance Agreement Payment Amount, (ii) Seller Post-Closing Payment Amount or (iii) the Retention Agreement Payments.

“Severance Recipient” means those four executives set forth on Schedule 9.01(c).

“Software” means computer software, including source code and object code, firmware, operating systems, user interfaces, algorithms, subroutines, APIs, SDKs, tools, platforms, plug-ins, modules, templates and formulas, libraries, specifications, user manuals and documentation.

“Solvent” means, with respect to any Person, as of any date of determination, that (i) the fair value of such Person’s assets on a consolidated basis will not be less than the sum of its debts on a consolidated basis, (ii) the present fair saleable value of such Person’s assets on a consolidated basis will not be less than the amount required to pay its probable liability on its recourse debts on a consolidated basis as they mature or become due, (iii) such Person will have adequate capital and liquidity on a consolidated basis with which to engage in its business and (iv) such Person will not, on a consolidated basis, have incurred debts beyond its ability to pay as they mature or become due.

“Straddle Period” has the meaning set forth in Section 7.09(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Targeted Net Working Capital” means $55,130,000.

“Tax” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, unclaimed property or escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by any Governmental Entity.

“Tax Contest” has the meaning set forth in Section 7.09(k)(ii).

“Tax Reduction” means, with respect to any taxable period, the excess (if any) of (i) the income Taxes that Buyer, Blocker, the Company and their Affiliates would have paid in such taxable period if the Severance and Retention Deductions and/or any Payoff Deductions in such taxable period had been zero (0) over (ii) the income Taxes actually paid by Buyer, Blocker, the Company, and their Affiliates in such taxable period.

“Tax Returns” means any return, declaration, election, disclosure, report, claim for refund, statement or information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Termination Date” means the date that is the first Business Day following the expiration of ninety (90) days from the date of this Agreement.

“Trade Control Laws” has the meaning set forth in Section 3.19(a).

“Trade Secrets” means trade secrets and other confidential information, including source code, know how, methods, processes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Transaction Tax Deduction” means any Tax deduction permitted under applicable Tax Law with respect to (a) transaction bonuses, change-in-control payments, severance payments, retention payments or similar payments made by the Company Entities or Blocker in connection with the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement (other than with respect to the Buyer Arrangements), (b) the fees, expense and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Entities or Blocker with respect to the payment of Indebtedness (or that were included in Closing Net Working Capital), (c) the amount of the Company Expenses, including, for this purpose, amounts that would be Company Expenses but for the fact that they were paid prior to the Closing and any other expenses incurred by the Company Entities or Blocker in connection with the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement and (d) any other deductible payments attributable to the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement that are economically borne by the Sellers.  For the avoidance of doubt, “Transaction Tax Deduction” does not include any Severance and Retention Deductions or Payoff Deductions.

“Transfer Tax” has the meaning set forth in Section 7.11.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unclassified Contracts” means any contracts, agreements and instruments to which any Company Entity is a party that are not Classified Contracts.

“Uncollected Receivables Amount” means the unbilled and uncollected receivables included in the calculation of the Revenue Adjustment, as set forth on Exhibit H.

“Unpaid Pre-Closing Income Taxes” means the aggregate amount of any unpaid U.S. federal, state, local or non-U.S. income taxes of the Blocker or any Company Entity attributable to the taxable year (or portion thereof) of Blocker or Company Entity, as applicable, that ends on the Closing Date; provided that for purposes of calculating such Unpaid Pre-Closing Income Taxes: (i) such amount shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Blocker and the Company Entities in preparing its Tax Returns, except with respect to the Revenue Adjustment, (ii) all Transaction Tax Deductions of the Company Entities and the Blocker attributable to the transactions contemplated hereby shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (iii) the applicable portion of the Revenue Adjustment, as described in Exhibit H, shall be taken into account in the taxable year of the Company that ends on the Closing Date and be included on the Form K-1s issued to the Company Sellers and the Blocker, (iv) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (v) any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the Closing shall be excluded, (vi) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or the accrual with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods following the Closing Date shall be excluded, (vii) all deferred tax liabilities established for GAAP purposes shall be excluded, (viii) any overpayments of Taxes with respect to the tax year ending on December 31, 2018 shall be taken into account as reductions of the liability for income Taxes for the tax period (or portion thereof) ending on the Closing Date to the extent that such amounts are not otherwise taken income account as current income tax assets in the calculation of Net Working Capital, and (ix) such amount shall be reduced by an amount equal to (A) the Uncollected Receivables Amount, multiplied by (B) 25%.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing,

“Willful Breach” of a party means a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such party, with the actual knowledge of such party that the taking of such act or failure to take such act would cause or constitute a material breach of this Agreement.

9.02Usage.

(a)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)Words denoting any gender shall include all genders (including the neutral gender). Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(c)A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(d)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(f)The phrase “to the extent” means “the degree by which” and not “if”.

(g)All references to an Article, Section or Exhibit shall be deemed to refer to such Article, Section or Exhibit of this Agreement, unless otherwise specified.

(h)The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires.

(i)The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

(j)The phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Buyer or the Company, that such information, document or material was actually made available for review in the virtual data room established by the Company or its Representatives in connection with this Agreement prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Buyer, respectively, or its Representatives prior to the execution of this Agreement.

Article 10
MISCELLANEOUS

10.01Indemnification and Survival of Representations, Warranties and Covenants; Certain Waivers.

(a)Each of the representations and warranties of the Company and the Sellers set forth in this Agreement (including any certificate to be delivered under Article 2), or in any Ancillary Agreement, shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Sellers or any other Seller Party; provided, that notwithstanding the foregoing, the Company and Seller Fundamental Representations shall, in each case, expressly survive the Closing until sixty (60) days following the expiration of any applicable statute of limitations. The covenants and agreements of the Company, Blocker and the Sellers set forth in this Agreement and in any Ancillary Agreement to the extent contemplating or requiring performance by the Company, Blocker or the Sellers prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Sellers or any other Seller Party. Each covenant or agreement of the Sellers requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 10.01(a) or Section 10.01(b) shall be deemed to limit any rights or remedies of Buyer for breach of any such surviving covenant or agreement.

(b)Buyer, for itself and on behalf of the other Buyer Parties (including, after the Closing, the Company Entities and Blocker), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller Party relating to the operation of the Company Entities and Blocker or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Letter, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.10(b), no claim shall be brought or maintained by, or on behalf of, Buyer or any other Buyer Party (including, after the Closing, the Company Entities and Blocker) against any Seller Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company, Blocker or the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, agreement or other document of the Company, Blocker or the Sellers or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Letter and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of any of the Company Entities or Blocker, any of their assets, or any actions or omissions at, or prior to, the Closing.

(c)Buyer acknowledges and agrees that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.01, the Company, Blocker and the Sellers would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

(d)Notwithstanding anything herein to the contrary, the Company, Blocker and each Seller acknowledge that nothing in this Section 10.01 or otherwise shall limit the right of Buyer to bring any claim or cause of action and obtain any remedy otherwise available to it against any Person arising out of any (i) breach of the Company and Seller Fundamental Representations or (ii) actual, common law fraud in the making of the representations and warranties of the Company expressly set forth in this Agreement (including in Article 3), the representations and warranties of the Company Sellers expressly set forth in this Agreement (including Article 4), or the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including Article 5).

(e)Notwithstanding anything herein to the contract, but subject to the limitations set forth in Section 10.01(a) and without duplication, following the Closing, each Seller will indemnify and defend the Buyer Indemnified Parties against, and will hold each Buyer Indemnified Party harmless, from such Seller’s Pro Rata Portion of any actual loss suffered or incurred or imposed on such Buyer Indemnified Party to the extent arising out of any breach of a Company and Seller Fundamental Representation.  For the avoidance of doubt, the Buyer Indemnified Parties, subject to the limitations set forth herein, may recover any such losses directly from the Sellers, as applicable.  The indemnity recoverable pursuant to this Section shall not in any event exceed an amount equal to the Purchase Price, nor shall the indemnity recoverable from any individual Seller exceed such Seller’s Pro Rata Portion of the Purchase Price.

10.02Amendment and Waiver.  This Agreement may be amended or any provision of this Agreement may be waived; provided, that (a) any amendment shall be binding only if such amendment is set forth in a writing executed by the Seller Representative, Blocker, the Company and Buyer and (b) any waiver of any provision of this Agreement shall be effective against any Seller, Blocker, the Company and Buyer only if set forth in a writing executed by such Person. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

10.03Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including by electronic mail or facsimile) and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by facsimile, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or (v) if delivered by electronic mail, on (x) the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission and (y) the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to the Company, Seller or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company prior to the Closing:

Legos Intermediate Holdings, LLC

c/o LGS Innovations LLC

13461 Sunrise Valley Drive, Suite 300

Herndon, VA 20171

Attention: Kevin Kelly

                     Chief Executive Officer

Facsimile: (703) 394-1420

Email: klkelly@lgsinnovations.com

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC

Three First National Plaza

70 West Madison, Suite 4600

Chicago, Illinois 60602

Facsimile:   (312) 895-1001

Telephone:  (312) 895-1000

Attention:    Douglas C. Grissom

                    Matthew W. Norton

Email:         DGrissom@MDCP.com

                    MNorton@MDCP.com

                    Legal@MDCP.com

CoVant Technologies II, LLC

1650 Tysons Blvd, Suite 850

McLean, Virginia 22102

Facsimile:   (703) 917-0366

Telephone:  (703) 917-0360

Attention:    Joseph M. Kampf

Email:          jkampf@COVANT.COM

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862‑2200

Attention:Jeffrey W. Richards, P.C.

                     Jon-Micheal A. Wheat, P.C.

                     Emma E. Lange-Novak

Email: jrichards@kirkland.com

                     jwheat@kirkland.com

                     emma.lange-novak@kirkland.com

Notices to the Seller Representative and, prior to the Closing, Blocker:

Legos Holdings, LLC

c/o Madison Dearborn Partners, LLC

Three First National Plaza

70 West Madison, Suite 4600

Chicago, Illinois 60602

Facsimile:   (312) 895-1001

Telephone:  (312) 895-1000

Attention:    Douglas C. Grissom

                    Matthew W. Norton

Email:         DGrissom@MDCP.com

                    MNorton@MDCP.com

                    Legal@MDCP.com

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC

Three First National Plaza

70 West Madison, Suite 4600

Chicago, Illinois 60602

Facsimile:   (312) 895-1001

Telephone:  (312) 895-1000

Attention:    Douglas C. Grissom

                    Matthew W. Norton

Email:         DGrissom@MDCP.com

                    MNorton@MDCP.com

                    Legal@MDCP.com

CoVant Technologies II, LLC

1650 Tysons Blvd, Suite 850

McLean, Virginia 22102

Facsimile:   (703) 917-0366

Telephone:  (703) 917-0360

Attention:    Joseph M. Kampf

Email:          jkampf@COVANT.COM

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862‑2200

Attention:Jeffrey W. Richards, P.C.

                     Jon-Micheal A. Wheat, P.C.

                     Emma E. Lange-Novak

Email: jrichards@kirkland.com

                     jwheat@kirkland.com

                     emma.lange-novak@kirkland.com

Notices to Buyer and, following the Closing, the Company or Blocker:

CACI International Inc 1100 N. Glebe Road Arlington, VA 22201 Telephone: (703) 841-4400 Attention: J. William Koegel, Jr. Tony Franklin Email: wkoegel@caci.com clfranklin@caci.com with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306 Facsimile: (202) 530-4248 Attention: Stephen Glover Alexander Orr Email: SIGlover@gibsondunn.com AOrr@gibsondunn.com

Without limiting the foregoing, any party hereto may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

10.04Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, (including by operation of law) without the prior written consent of the Seller Representative and Buyer; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, by Buyer to any of its Affiliates, for collateral security purposes to any Persons providing financing to Buyer, the Company or any of its Subsidiaries pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing). No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.04 is void.

10.05Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.06No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and the Sellers confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

10.07Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement.

10.08Complete Agreement.  This Agreement, together with the Company Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements, whether executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

10.09Company Disclosure Letter.  The disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company Entities. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

10.10No Additional Representations; Disclaimer.

(a)Buyer acknowledges, agrees, represents and warrants that none of the Company, the Sellers or any other Seller Party, nor any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made, and Buyer is not relying on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, Blocker, the Company Entities or their respective businesses, operations or assets, except for the representations and warranties expressly set forth in this Agreement (including in Article 3, Article 4 or Article 5). Except for claims based solely on the representations and warranties set forth in this Agreement or claims arising out of actual, common law fraud in the making of the representations and warranties of the Company expressly set forth in this Agreement (including Article 3), the representations and warranties of Company Sellers expressly set forth in this Agreement (including Article 4) or the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including Article 5), Buyer further agrees that no Company Entity or Seller Party, or any of their respective direct or indirect Affiliates or any of their respective Representatives, will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, or any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, the confidential information memorandum, the information provided pursuant to Section 7.01 or any other form in expectation or anticipation of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement.

(b)Buyer acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in this Agreement (including in Article 3), the representations and warranties of the Company Sellers expressly set forth in this Agreement (including in Article 4), and the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including in Article 5), the Purchased Securities are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR ANY OTHER EXPRESSED OR IMPLIED WARRANTY. Buyer acknowledges and agrees that it is consummating the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement without any representation or warranty, express or implied, whatsoever by the Company, the Sellers or any other Seller Party, or any of their respective Affiliates, counsel, advisors, consultants, agents or other Representative, except for the representations and warranties of the Company expressly set forth in this Agreement (including in Article 3), the representations and warranties of the Company Sellers expressly set forth in this Agreement (including in Article 4), and the representations and warranties of the Blocker Seller expressly set forth in this Agreement (including in Article 5). Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company Entities are furnished, subject to the representations and warranties contained in this Agreement, in any Ancillary Agreement or in any certificate delivered hereunder or thereunder, “as is”, “where is” and with all faults and without any other representation or warranty of any nature whatsoever.

(c)In connection with Buyer’s investigation of the Company Entities and Blocker, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company or its Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Company Entities and Blocker (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Company Entities and Blocker and other similar data. Buyer acknowledges that neither Buyer nor any Buyer Party shall have any claim under any circumstances against any Seller Party, the Company or any other Person with respect thereto or arising therefrom. Accordingly, the Company makes no representations or warranties whatsoever to Buyer or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement or the financing thereof.

10.11Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

10.12Governing Law.  This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.

10.13CONSENT TO JURISDICTION.  SUBJECT TO THE PROVISIONS OF SECTION 1.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.14WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO

TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.15Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, benefits, remedies or liabilities under or by reason of this Agreement; provided, that Seller Parties and, solely with respect to Section 7.08, Persons who were officers and/or directors of the Company prior to Closing, shall be deemed to be third-party beneficiaries of, and shall be entitled to enforce, Section 1.04, Section 1.05 and Section 7.08. The parties hereto further agree that the rights of third party beneficiaries to enforce this Agreement as provided above shall not arise unless and until the Closing occurs.

10.16Specific Performance.  The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and without that right, neither the Sellers or the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.17Provisions Respecting Representation of the Company.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Company Entities and Blocker, on the one hand, and certain of the Seller Parties (such Seller Parties, individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (the “Existing Representation”), and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of

Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement notwithstanding the Existing Representation of the Company and/or any of its Subsidiaries and/or Blocker, and each of the parties hereto (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Kirkland & Ellis LLP representing the Company or any of its Subsidiaries and Blocker in connection with the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Seller Representative on behalf of the Seller Parties. As to any privileged attorney‑client communications between Kirkland & Ellis LLP and the Company or Kirkland & Ellis LLP and any of the Company’s Subsidiaries or Blocker in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, the Company and each of its Subsidiaries and Blocker, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) the Seller Representative, and none of Buyer, the Company or any of its Subsidiaries, Blocker or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Buyer is legally required or requested by any Governmental Entity to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that, if practicable, Buyer shall promptly notify the Seller Representative in writing (prior to the disclosure by Buyer of any Privileged Communications to the extent practicable) so that the Seller Representative can seek a protective order and Buyer agrees to use commercially reasonable efforts (at the sole cost and expense of the Seller Representative) to assist therewith.

10.18Designation and Replacement of Seller Representative.  The parties hereto have agreed that it is desirable to designate a representative to act on behalf of the Sellers for certain limited purposes, as specified herein (a “Seller Representative”). The parties have designated Legos Holdings as the initial Seller Representative hereunder, and execution and delivery of this Agreement by the Sellers shall, to the maximum extent permitted under applicable law, constitute (a) irrevocable ratification and approval of such designation by the Sellers and authorization of the Seller Representative to serve in such capacity (including to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement), and (b) a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgements and agreements made by the Seller Representative on behalf of the Sellers in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement). The Seller Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Equity Securities of Legos Holdings as of immediately prior to the Closing (the “Majority Holders”). The designation of the Seller Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers. In the event that a Seller Representative has resigned or been removed, a new Seller Representative shall be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Seller Representative. Written notice of any such resignation, removal or appointment of a Seller Representative shall be delivered by the Seller Representative to Buyer promptly after such action is taken, provided, that until such notice is received, the Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative, unless at such time such Seller Representative has resigned or has died or has become incapacitated, in which case the Buyer shall be entitled to rely on the decisions, actions, consents and instructions of CoVant Series LGS who, in such case, for all purposes hereunder shall be deemed the Seller Representative until the appointment of a replacement for the prior Seller Representative.

10.19Authority and Rights of Seller Representative; Limitations on Liability.  The Seller Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement). The Seller Representative will be the exclusive agent for and on behalf of the Seller Parties to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Buyer (on behalf of itself or any other Seller Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by this Agreement; (3) authorize deliveries to Buyer of cash or other property from the Escrow Fund and legally bind each Seller Party thereto; (4) object to such any claims in accordance with this Agreement; (5) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with judgment, decree or order with respect to, such claims; (6) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; (7) execute for and on behalf of each of the Seller Parties any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses), (8) enter into any amendment or waiver pursuant to Section 10.01, (9) cause to be paid to the Seller Parties any amounts retained or set aside by the Seller Representative for Representative Expenses that are not used in accordance with the terms of this Agreement or the Escrow Agreement; and (10) execute such further instruments of assignment as Buyer shall reasonably request to which the Seller Representative agrees. The Seller Representative will be the sole and exclusive means of asserting or addressing any of the above against, for or on behalf of the Seller Parties, and no Seller Party will have any right to act on his, her or its own behalf with respect to any such matter, other than any claim or dispute against the Seller Representative. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Seller Parties, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same. Buyer and the Escrow Agent shall be entitled to rely on the actions taken by the Seller Representative without independent inquiry into the capacity of the Seller Representative to so act and each such party is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. All actions, notices, communications and determinations by the Seller Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers. Neither the Seller Representative nor any of its partners, members, officers, managers, directors, employees, counsel, consultants, advisors, agents or other representatives shall have any liability to the Sellers (or any of their respective Affiliates or any Person acting on behalf of any of the foregoing) with respect to actions taken or omitted to be taken by the Seller Representative in such capacity (or any of its officers, directors, employees, counsel, consultants, advisors, agents or other representatives in connection therewith), except with respect to the Seller Representative’s gross negligence or willful misconduct. The Seller Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Seller Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Seller Representative based upon any such direction. The Seller Representative shall be entitled to engage such counsel, experts, advisors, consultants, agents and other representatives as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of gross negligence or willful misconduct on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Seller Representative or any Seller for any purpose of U.S. federal or state law, including federal or state Tax purposes. Neither the Seller Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.

10.20Seller Representative Expense Amount.  At the Closing, Buyer shall pay the Seller Representative Expense Amount to the Seller Representative by wire transfer of immediately available funds as provided in Section 1.04(c). The Seller Representative (for itself, and for its partners, members, officers, managers, directors, employees, agents and representatives) shall maintain the Seller Representative Expense Amount for the benefit of the Sellers, and shall be entitled to utilize such funds to pay any and all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts, advisors, consultants, agents and other representatives) incurred by the Seller Representative in such capacity (or any of its officers, directors, partners, members, managers, employees, counsel, experts, advisors, consultants, agents or other representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Seller Representative (except for those arising out of the Seller Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation, defense, settlement or adjudication of claims, from the Sellers (including from funds paid to the Seller Representative under this Agreement and/or otherwise received by it in its capacity as Seller Representative, or funds to be distributed to the Sellers under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement, but only at such time as any remaining amounts in the Escrow Fund would otherwise be distributable to the Sellers under the terms of this Agreement and the Escrow Agreement) (the “Representative Expenses”). For the avoidance of doubt, any indemnification in favor of the Seller Representative shall be borne solely by the Sellers.  In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Seller Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter (including to establish such reserves as the Seller Representative determines in good faith to be appropriate for Representative Expenses that are not then known or determinable).  To the extent that the funds set aside or reserved by the Seller Representative exceed the amount of Representative Expenses ultimately incurred by the Seller Representative, such excess shall be returned to the Sellers in accordance with the applicable provisions of this Agreement. The Sellers will not receive any interest or earnings on the Seller Representative Expense Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Seller Representative Expense Amount other than as a result of its gross negligence or willful misconduct.  As soon as practicable following the completion by the Seller Representative of its duties hereunder, the Seller Representative will deliver the unused portion of the Seller Representative Expense Amount (if any) to the Sellers.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

THE COMPANY

LEGos intermediate holdings, llc By: /s/ Kevin L. Kelly Name: Kevin L. Kelly Its: Chief Executive Officer

SELLERS

LEGos holdings, llc By: /s/ Kevin L. Kelly Name: Kevin L. Kelly Its: Chief Executive Officer
COVANT TECHNOLOGIES II LLC - SERIES LGS By: /s/ Matthew W. Norton Name: Matthew W. Norton Its: Manager

MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.

By: Madison Dearborn Partners VI-A&C, L.P.

Its: General Partner

By: Madison Dearborn Partners, LLC

Its: General Partner

By: /s/ Matthew W. Norton

Name: Matthew W. Norton

Its: Managing Director

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

BLOCKER

MDCP LEGOS BLOCKER, INC. By: /s/ Douglas C. Grissom Name: Douglas C. Grissom Its: Managing Director

SELLER REPRESENTATIVE

LEGos holdings, llc By: /s/ Kevin L. Kelly Name: Kevin L. Kelly Its: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

BUYER

CACI, INC. - FEDERAL By: /s/ Thomas A. Mutryn Name: Thomas A. Mutryn Its: Executive Vice President & Chief Financial Officer

Signature Page to Purchase and Sale Agreement